UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Halozyme Therapeutics, Inc.
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March 24, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Halozyme Therapeutics, Inc., which will be held on May 5, 2023, at 8:00 a.m. Pacific Time. The meeting will be online only, so there is no physical meeting location.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.
It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. Whether or not you plan to attend the Annual Meeting online, we hope you vote as soon as possible to assure your representation. You can vote your shares over the Internet, by telephone or if you requested printed proxy material by mail, by using a traditional proxy card. Instructions on each of these voting methods are outlined in the enclosed proxy statement. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
A copy of Halozyme’s Annual Report on Form 10-K accompanies these proxy materials for your information. At the Annual Meeting, we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.
Sincerely yours,
HELEN I. TORLEY, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer

HALOZYME THERAPEUTICS, INC.
12390 El Camino Real
San Diego, California 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 5, 2023
TO THE STOCKHOLDERS OF HALOZYME THERAPEUTICS, INC.:
Notice is hereby given that the Annual Meeting of the Stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 5, 2023, at 8:00 a.m. Pacific Time. The meeting will be online only, so there is no physical meeting location. The Annual Meeting is being held for the following purposes:
1.To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified;
2.To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers;
3.To approve, by a non-binding advisory vote, the frequency of holding future advisory votes regarding the compensation of our Named Executive Officers; and
4.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
5.To transact such other business as may properly come before the Annual Meeting.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/HALO2023 and entering the 16 digit control number included in your Notice of Internet Availability, on your proxy card, or voting instruction form, or in the instructions you received by email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. Only stockholders of record at the close of business on March 6, 2023 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof. The Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors named in the accompanying Proxy Statement, FOR Proposals 2 and 4, and FOR conducting the advisory vote on named executive officer compensation on an annual basis.
By order of the Board of Directors,
Mark Snyder
Senior Vice President, General Counsel,
and Corporate Secretary
San Diego, California
March 24, 2023
Important Notice Regarding the Availability of Proxy Materials for
The Annual Meeting of Stockholder To Be Held on May 5, 2023
The Proxy Statement and the 2022 Annual Report to Stockholders and the means to vote by Internet are available at www.proxyvote.com.

IMPORTANT: You are cordially invited to attend the virtual meeting online. Whether or not you expect to attend the virtual meeting online, please vote as soon as possible by using the Internet or telephone or for those receiving paper copies of these proxy materials by completing, signing, dating and mailing your proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the virtual meeting online.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The accompanying proxy is solicited on behalf of the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation (“Halozyme” or the “Company”), for use at Halozyme’s Annual Meeting of Stockholders to be held online on May 5, 2023 at 8:00 a.m. Pacific Time and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, notice, the notice of internet availability of the proxy materials, and the proxy card are first being made available and/or mailed to stockholders on or about March 24, 2023.

ANNUAL MEETING AGENDA AND BOARD OF DIRECTORS VOTE RECOMMENDATIONS
Stockholders are being asked to vote on each of the following items at the Annual Meeting:
•Proposal 1. The election of three Class I director nominees named in this Proxy Statement to the Board of Directors, each to serve a three-year term and until their respective successors are elected and qualified;
•Proposal 2. The approval of a non-binding advisory resolution approving the compensation of our Named Executive Officers;
•Proposal 3. The approval of a non-binding advisory resolution regarding the frequency of holding future advisory votes regarding the compensation of our Named Executive Officers; and
•Proposal 4. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
The Board of Directors recommends that you vote FOR the nominees to the Board of Directors named in this Proxy Statement, FOR Proposals 2 and 4, and FOR conducting the advisory vote on named executive officer compensation on an annual basis.
SOLICITATION AND VOTING
Voting Securities. Only stockholders of record as of the close of business on March 6, 2023, the record date for the Annual Meeting, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 135,415,332 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. When a quorum is present at the meeting, all matters other than the election of directors and the advisory vote on the frequency of holding future advisory votes regarding the compensation of our named executive officer compensation, will be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. The election of directors will be determined by a majority in voting power of the shares present in person or represented by proxy at the meeting and voting on the matter. The frequency of holding future advisory votes regarding the compensation of our named executive officer compensation that receives the highest number of votes will be considered the advisory vote of our stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2022 Annual Report to Stockholders and proxy card over the internet to most of our stockholders. This means that most of our stockholders will initially receive only a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how you can request copies of these documents at no cost to you.
Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy provided by a stockholder of record, the shares will be voted for the nominees, for proposals 2 and 4 and for conducting the advisory vote on named executive officer compensation on an annual basis.
You may vote by attending the Annual Meeting online, by using the Internet or telephone to submit a proxy or by completing and returning a proxy by mail, if you requested printed proxy material by mail
Voting by Internet. To vote by Internet, go to www.proxyvote.com. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:59 p.m. Eastern Time on May 4, 2023. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by Internet, you should not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the voting instruction form or notice provided to you by your broker, bank or other holder of record for Internet voting instructions.
Voting by Telephone. To vote by telephone, call 1-800-690-6903 and follow the instructions. Telephone voting is available 24 hours a day, although your vote by telephone must be received by 11:59 p.m. Eastern Time on May 4, 2023. You will need the control number found on your Notice of Internet Availability of Proxy Materials, voting instruction form or on the proxy card if you are receiving a printed copy of these materials. If you vote by telephone, you should not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for telephone voting instructions.
Voting by Mail. If you requested printed proxy materials by mail, by completing, signing and returning the proxy card in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign and return all proxy cards to ensure that all your shares are voted.
Voting Online During Annual Meeting. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 6, 2023, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HALO2023, you must enter the control number found on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. The meeting’s virtual attendance format will provide you the ability to participate and ask questions in writing during the meeting. Whether or not you plan to participate in the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. If your shares are registered directly in your name with our transfer agent, EQ by Equiniti, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Beneficial owners whose stock is held in the name of a bank, broker or other nominee generally will receive instructions for voting from their banks, brokers or other nominees, rather than directly from us. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. Shares for which you are the beneficial owner but not the stockholder of record may also be voted electronically during the Annual Meeting.
Revocability of Proxies. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or by executing duly executed proxy with a later date, or by attending the Annual Meeting online and voting in person.
Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but is prohibited from voting on a particular matter because the broker has not received voting instructions from the beneficial owner and therefore does not have discretion to vote the beneficial owner’s shares with respect to that matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of our independent registered public accounting firm. Non-routine matters include the election of directors and the two advisory votes on executive compensation matters.
Solicitation of Proxies. We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board of Directors that currently consists of three Class I directors, three Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2023 Annual Meeting of Stockholders, we will be electing three Class I directors, while the Class II directors will be elected at the 2024 Annual Meeting of Stockholders and the Class III directors will be elected at the 2025 Annual Meeting of Stockholders.
The Class I nominees recommended by the Board of Directors for election at the 2023 Annual Meeting are: Bernadette Connaughton, Moni Miyashita and Matthew L. Posard. Ms. Connaughton, Ms. Miyashita and Mr. Posard are current members of our Board of Directors and, if elected, they will serve as directors until our Annual Meeting in 2026 or until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as our Board of Directors may designate.
Majority Voting Standard
Our Bylaws provide that in any election of one or more directors at a meeting at which a quorum is present, other than in a contested election, each director shall be elected by the vote of a majority of the votes cast by the stockholders with respect to the director. If a director does not receive in an election, other than a contested election, a majority of the votes, the director must tender his or her resignation to the Board of Directors. Within 90 days after the date of the certification of the election results, the Nominating and Corporate Governance Committee of the Board of Directors (or other committee that may be designated by the Board of Directors) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will promptly act on such committee’s recommendation and publicly disclose within four business days on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) its decision and the rationale behind such decision.
Vote Required
If a quorum is present at the meeting, election of each of the three nominees for Class I directors requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and voting on the matter. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named above.

Board Candidate Expertise Selection Criteria
The Nominating and Corporate Governance Committee, with input from the Board of Directors, has determined that the following areas of expertise are of particular importance in providing appropriate oversight of the Company’s business and operations. Accordingly, the Nominating and Corporate Governance Committee seeks candidates for the Board of Directors from diverse professional backgrounds in order to ensure that the Board of Directors is comprised of individuals possessing extensive expertise in one or more of the following areas:

Skill	Rationale
Medicine and Science	As a Company directly and indirectly involved in the development, approval and commercialization of drugs, expertise in medicine and science is a key to the ongoing assessment of potential new technologies we may acquire.
Pharma Business Leadership and Operations	Experience in, and knowledge of, the pharmaceutical business contributes to deep understanding of business strategy, operations, key performance indicators and the competitive environment.
Complementary Business/Industry Segment Experience	Diverse experience gained from adjacent and complementary industries contributes to identification and evaluation of new opportunities and ideas.
International Business	International Business experience adds to our understanding of diverse business environments, economic conditions and cultural perspectives that informs our global business initiatives and strategy.
Human Capital Management	Execution of our strategy requires the development and retention of highly skilled and diverse set of leaders and team members.
Finance and Capital Markets	Experience overseeing financial transactions provides knowledge and skills necessary to evaluate and oversee the Company’s design and implementation of financial and capital allocation strategies.
M&A	Experience in the identification, negotiation and execution of M&A transactions provides knowledge to oversee the Company’s potential M&A activities.
Risk Management	Experience in risk management contributes to the identification, prioritization, assessment and mitigation of significant risk facing the company.

Based on its review of each director’s professional experience and background, the Nominating and Corporate Governance Committee has determined that our current board members possess expertise in the following areas noted below:

Director	Medicine and Science	Pharma Business Leadership and Operations	Complementary Business/Industry Segment Experience	International Business	Human Capital Management	Finance and Capital Markets	M&A	Risk Management
Jean-Pierre Bizzari, M.D.	X	X		X
Bernadette Connaughton		X		X	X
James M. Daly		X		X
Barbara Duncan		X		X		X	X
Jeffrey W. Henderson		X	X	X	X	X	X	X
Connie L. Matsui		X		X	X		X
Matthew L. Posard	X		X	X	X		X
Moni Miyashita			X	X	X		X	X
Helen I. Torley, M.B. Ch.B., M.R.C.P.	X	X			X	X		X

Board Diversity
Based upon responses received from each of our directors with respect to diversity, the Company’s Board of Directors is currently comprised of individuals from the following diverse backgrounds:

Board Diversity Matrix (As of March 24, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	2	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Directors Nominated for Election at the 2023 Annual Meeting

Bernadette Connaughton (age 64)
Director Since: 2018

Board Committees: Compensation Committee (Chair)

Key Skills: Pharma Business Leadership and Operations, International Business, Human Capital Management

Other Current Company Public Boards:
Editas Medicine, Inc., a clinical stage biotechnology company
Syneos Health Inc., a biopharmaceutical services company
Zealand Pharma A/S, a biotechnology company

Ms. Connaughton brings more than 30 years of global strategic, commercial and biopharmaceutical industry expertise to the Board of Directors. Ms. Connaughton retired from Bristol-Myers Squibb Pharmaceutical Company, a multinational pharmaceutical company, where she served in senior management positions from 2004 to October 2017. She most recently served as Bristol-Myers Squibb’s President, Intercontinental Region. Ms. Connaughton was recently a member of the board of directors of Visterra, Inc., a private clinical stage biotechnology company, acquired by Otsuka. She also previously served on the European Federation of Pharmaceutical Industry Association, Patient Access and European Markets Committees. Ms. Connaughton received her BA from Johns Hopkins University and her MBA from The Wharton School, University of Pennsylvania.

Key Skills and Experience:

Pharma Business Leadership and Operations
Ms. Connaughton’s extensive experience in business and operations was developed during her 30-year career at Bristol-Myers Squibb where she built a consistent track record of achieving sales growth, improving profitability and transforming operational models in U.S. and international markets. She built expertise and demonstrated success across a wide range of therapeutic areas, including cardiovascular, metabolic diseases, virology and oncology.

International Business

Through her positions leading large global business regions for Bristol Myers Squibb, Ms. Connaughton brings deep experience in international markets. Specific achievements include developing and leading execution of the multi-year strategy for the successful commercialization of Opdivo®, Yervoy®, Sprycel®, Daklinza® and Orencia®. She most recently served as President Intercontinental Region, which included China, Latin America, Central and Eastern Europe and Middle East. Other positions included President, European Markets, Canada and Australia; President, Intercontinental Region; and President, Japan, Pacific Rim, Australia and Canada.

Human Capital Management
In each of her senior management positions, Ms. Connaughton led diverse, cross-functional teams, building the capabilities to successfully develop and commercialize pharmaceutical products. She has broad experience selecting and developing talent and building high performance teams with the skills, motivation and culture to achieve sustainable results.

Board Service Selection Criteria: As further described in Ms. Connaughton’s biography, the Nominating and Corporate Governance Committee believes Ms. Connaughton has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) international business and (iii) human capital management. Ms. Connaughton’s extensive operations and commercialization experience in the pharmaceutical industry including the development of successful commercialization strategies for a number of oncology products and her consistent track record of achieving sales growth provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Ms. Connaughton should serve as one of our directors.

Moni Miyashita (age 67)
Director Since: 2022

Board Committees: Nominating and Corporate Governance Committee

Key Skills: Complementary Business/Industry Segment Expertise, International Business, M&A, Risk Management

Ms. Miyashita brings over 25 years of global experience leading business transformations and building new businesses through strategy, new business models, and mergers & acquisitions. Since May 2019, she has served as the Chief Strategy Officer of Valo Health, LLC, a technology company built to transform the drug discovery and development process using human-centric data and artificial intelligence computation. Prior to Valo Health, from August 2015 to May 2019, she was a Partner at Innosight Consulting, where she provided growth strategy consulting services for businesses in the biotech, healthcare and technology industries. From 2011 to 2015, she was a Senior Advisor at McKinsey where she advised senior executive leadership teams on executing strategic M&A. Prior to McKinsey, she served as Vice President, Corporate Development at IBM Corporation, an information technology company, from 1998 to 2011. She received her BS degree in marketing from the University of Colorado and her MBA from the University of Denver.

Key Skills and Experience:

Complementary Business/Industry Segment Expertise
In 2019, Ms. Miyashita joined Valo Health as Chief Strategy Officer where she develops and drives complex business models, building a disruptive technology platform, and applying it to drug discovery, clinical development, and strategic partnerships across a regulated pharmaceutical ecosystem. While serving as Partner at Innosight Consulting, she advised and supported CEOs and their executive leadership teams on disruptive growth strategies in the biotech and healthcare industries. While serving as Senior Advisor at McKinsey, Ms. Miyashita provided global advisory services on M&A to executive and senior leadership teams across the pharmaceutical, biotech, and healthcare industries.

International Business and M&A
During her tenure as Vice President at IBM, Ms. Miyashita was a key architect in developing and executing M&A globally, anchored on strategy, with successful deal flow, transaction execution and post-merger integration. This strategy and effort resulted in over 40 quarters of double-digit earnings per share growth and creating the highest revenue and market capitalization in IBM’s history. Prior to this position, Ms. Miyashita had executive positions in IBM Asia. While serving as Senior Advisor at McKinsey, Ms. Miyashita helped build McKinsey’s M&A practice and provided global advisory services to executive and senior leadership teams in the Americas, Europe, and Asia on transforming and growing their businesses through M&A.

Human Capital Management
Ms. Miyashita has extensive human capital management experience having led human capital integration efforts in over 100 acquisitions during her tenure as Vice President at IBM. In her prior roles at McKinsey and Innosight, she advised chief executive officers and executive leadership teams on human capital management matters as they transitioned their companies when executing transformational M&A transactions or when transforming their core business. In her current role at Valo Health, she influences the human capital management needed to build a novel platform to accelerate drug discovery and development.

Risk Management
During her tenure as Vice President at IBM, Ms. Miyashita was involved in over 100 acquisitions or transactions and multiple business carve outs for divestiture from IBM to other companies which included developing cross functional processes and approaches to manage risk. Under her leadership, cross functional teams prepared for and passed multiple business audits to ensure risk was identified, mitigated and managed for executing all acquisitions.

Board Service Selection Criteria: As further described in Ms. Miyashita’s biography, the Nominating and Corporate Governance Committee believes Ms. Miyashita has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) complementary business and industry experience, (ii) international business, (iii) Human Capital Management, (iv) M&A and (v) Risk Management. Ms. Miyashita’s extensive experience in developing and executing complex corporate transactions and her experience providing strategy execution advice to senior leadership teams provide our Board with valuable strategic and operational expertise, leading the Nominating and Corporate Governance Committee to determine that Ms. Miyashita should serve as one of our directors.

Matthew L. Posard (age 55)
Director Since: 2013

Board Committees: Nominating and Corporate Governance Committee (Chair)

Key Skills: Medicine and Science, Complementary Business/Industry Segment Expertise, International Business, Human Capital Management, M&A

Other Current Public Boards:
DermTech, Inc. (Chairman), a precision dermatology company
Nautilus Biotechnology, Inc., (Chairman) a development stage life sciences company
Talis Biomedical, a developer of diagnostic tests for infectious diseases

Mr. Posard brings over 30 years of general management and commercialization experience in the biotechnology and diagnostics industry to the Board of Directors. He is Founding Principal of Explore DNA, a life sciences executive consulting firm, a position he has held since March 2016. Since 2017, he has provided advisory services to CEOs for several emerging life sciences companies. From February 2017 to April 2018, Mr. Posard served as President and Chief Commercial Officer of GenePeeks, Inc., a genetic research company. From March 2015 to April 2016, he served as Chief Commercial Officer of Trovagene, Inc., a molecular diagnostic biotechnology company. From February 2006 to February 2015, he held various commercial and general management positions at Illumina, Inc., a genomics company focusing on DNA sequencing, including senior executive positions overseeing Global Sales, Marketing, and General Manager of Clinical and Consumer Genomics as well as New and Emerging Markets. Mr. Posard holds a BA degree in Management Science from the University of San Diego.

Key Skills and Experience:

Medicine and Science
Mr. Posard has deep expertise introducing novel and transformative products to medical and research markets while scaling organizations efficiently. He is a Founding Principal of Explore DNA and provides advisory services to executive officers of several emerging life sciences companies.

Complementary Business/Industry Segment Expertise
Mr. Posard adds to his biotech expertise with deep knowledge in the diagnostics area, having served in senior positions at Illumina, Biosite, Inc. and Gen-Probe, Inc. At Illumina he was part of the executive management team that led the company to its first $1 billion in revenue. At Biosite he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter. At Gen-Probe, Mr. Posard helped the company attain leading market positions in DNA probe-based infectious disease diagnostics and blood banking.

International Business
Mr. Posard has extensive international business experience, having served as the Vice President of Global Sales for Illumina where he led an international commercial sales team. He also served as Senior Vice President and General Manager of Illumina’s Translational and Consumer Genomics and New and Emerging Markets business units and was responsible for over $100 million of sales growth in his first year in this position. This experience provided substantial exposure to commercial markets around the world.

Human Capital Management
In his senior commercial marketing positions with various companies, Mr. Posard has managed and led a number of large and diverse marketing teams. A seasoned executive in the genomics and life science space, Mr. Posard has extensive background in effectively scaling organizations.

M&A
Mr. Posard has served on the board of directors and in senior leadership positions at a variety of startup and emerging companies and has extensive experience in the area of mergers and acquisitions in the biotech and diagnostics space. In his position as advisor to senior executives of life science companies, he has provided guidance and effective consultation in the execution of strategic acquisitions.

Board Service Selection Criteria: As further described in his biography, the Nominating and Corporate Governance Committee believes Mr. Posard has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) medicine and science, (ii) complementary business and industry segment expertise, (iii) international business, (iv) human capital management and (v) M&A. Mr. Posard's general management, sales and marketing experience including the successful launch of products and management of sales operations provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Mr. Posard should serve as one of our directors.

Directors Continuing in Office Until the 2024 Annual Meeting
Jean-Pierre Bizzari (age 68)
Director Since: 2015

Board Committees: Nominating and Corporate Governance Committee, Compensation Committee

Key Skills: Medicine and Science, Pharma Business Leadership and Operations and International Business

Other Current Public Boards:
ADC Therapeutics SA, a biotechnology company

Recent Past Public Company Board Experience: Pieris Pharmaceuticals, Inc., iTeos Therapeutics S.A., Onxeo S.A, Compugen Ltd. and Transgene SA, Nordic Nanovector ASA.

Dr. Bizzari brings more than 30 years of pharmaceutical and biotech industry expertise to the Board of Directors. He retired from Celgene Corporation, a global pharmaceutical company, having served as Executive Vice President and Global Head of Oncology from October 2012 to December 2015 and as Senior Vice President for Clinical Development Oncology from 2008 to October 2012. While at Celgene, Dr. Bizzari oversaw the development and approval of a number of leading oncology products. Dr. Bizzari is a Doctor of Medicine and a graduate of the Nice Medical School and a specialist in oncology (training in Toronto and Montreal). Dr. Bizzari was also an assistant in the medical oncology department at La Pitié-Salpêtrière hospital in Paris.

Key Skills and Experience:

Medicine and Science
Dr. Jean-Pierre Bizzari served in senior positions at Celgene from 2008 to 2015, most recently as Executive Vice President, group head, and clinical oncology development. Prior to this, he spent 15 years as Vice President, Clinical Development Oncology at Rhône-Poulenc Rorer, Aventis and as Vice President, Clinical Oncology Development at Sanofi-Aventis and has been involved in the clinical development of multiple anticancer agents such as Taxotere®, Eloxatin®, Revlimid®, Vidaza®, Abraxane®, Irinotecan® (CPT-11). Dr. Bizzari is a world-renowned oncology expert and is a member of the scientific advisory board of the French National Cancer Institute (INCa) and is chair of the New Drug Advisory Committee at the European Organization of Research and Treatment of Cancer (EORTC).

Pharma Business Leadership and Operations and International Business
In his position as an oncology leader accountable for the execution of a broad range of large clinical studies, Dr. Bizzari led or provided valuable input into a broad range of topics including oncology development strategy for Celgene and Rhône Poulenc Rorer, regulatory strategy, regulatory environment, safety assessment, global studies and market (including Japan and China), manufacturing needs and strategy, biostatistics and data communication. Dr. Bizzari has extensive experience serving on the boards of directors for several international companies.

Board Service Selection Criteria: As further described in Dr. Bizzari’s biography, the Nominating and Corporate Governance Committee believes that Dr. Bizzari has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) medicine and science, (ii) pharma business leadership and operations and (iii) international business. Dr. Bizzari’s track record of success in developing strategies that have resulted in global approvals for some of the world’s most important cancer drugs provides our Board with valuable strategic expertise in both oncology drug development and global commercialization, leading the Nominating and Corporate Governance Committee to determine that Dr. Bizzari should serve as one of our directors.

Barbara Duncan (age 58)
Director Since: 2023

Board Committees: Audit Committee

Key Skills: Pharma Business Leadership and Operations, International Business, Finance and Capital Markets, M&A

Other Current Public Company Boards:
Adaptimmune Therapeutics, plc
Atea Pharmaceuticals, Inc.
Fusion Pharmaceuticals, Inc.
Jounce Therapeutics, Inc.
Ovid Therapeutics, Inc.

Recent Past Public Company Board Experience: Aevi Genomics Medicine, Inc., Immunomedics, Inc., Innoviva, Inc. ObsEva S.A.

Ms. Duncan brings over 16 years of pharmaceutical and biotechnology industry experience to the Board of Directors. She retired from Intercept Pharmaceuticals, Inc., a biopharmaceutical company, where she served as Chief Financial Officer and Treasurer from May 2009 to June 2016. From 2001 to 2009, Ms. Duncan held various senior leadership roles of increasing responsibility at DOV Pharmaceutical, Inc., a biotechnology company, including Chief Financial Officer and ultimately serving as Chief Executive Officer prior to DOV’s sale in 2010 to Euthymics Bioscience, Inc. Prior to joining DOV, Ms. Duncan served as Vice President of Corporate Finance - Global Healthcare at Lehman Brothers Inc. from 1998 to 2001, and as Director of Corporate Finance at SBC Warburg Dillon Read Inc. from 1994 to 1998. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche LLP from 1986 to 1989. Ms. Duncan received her BBA from Louisiana State University and her MBA from the Wharton School of the University of Pennsylvania.

Board Service Selection Criteria: As further described in Ms. Duncan’s biography, the Nominating and Corporate Governance Committee believes that Ms. Duncan has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) finance and capital markets, (iii) international business and (iv) M&A. Ms. Duncan’s extensive industry and financial experience, including her experience as chief financial officer at public biopharmaceutical companies, combined with her business acumen and experience serving on other public biopharmaceutical boards, provide our Board with valuable expertise, leading the Nominating and Corporate Governance Committee to determine that Ms. Duncan should serve as one of our directors.

James M. Daly (age 61)
Director Since: 2015
As previously disclosed, Mr. Daly has notified the Company of his intention to resign from the Board effective at the end of the 2023 calendar year.

Board Committees: Audit Committee

Key Skills: Pharma Business Leadership and Operations, International Business

Other Current Public Company Boards:
Acadia Pharmaceutical, Inc., a biopharmaceutical company
argenx S.E, a biopharmaceutical company
Bellicum Pharmaceuticals, Inc., a biopharmaceutical company

Madrigal Pharmaceuticals, Inc., a biopharmaceutical company

Recent Past Public Company Board Experience: Chimerix, Inc.

Mr. Daly brings more than 30 years of experience leading U.S. and global pharmaceutical businesses to the Board of Directors. He retired from Incyte Corporation, a biopharmaceutical company, where he served as Executive Vice President and Chief Commercial Officer from October 2012 to June 2015. Prior to Incyte, Mr. Daly served in various senior management and commercial positions at Amgen, Inc., a global pharmaceutical company, from January 2002 to December 2011. Prior to Amgen, he worked at GlaxoSmisthKline from 1985 to 2001 in various positions of increasing responsibilities. Mr. Daly earned a BS degree in Pharmacy and his MBA from the University at Buffalo.

Key Skills and Experience:

Pharma Business Leadership and Operations
Over the course of his career, Mr. Daly has built market-leading global franchises across multiple therapeutic categories, with a particular focus in oncology. As Executive Vice President and Chief Commercial Officer at Incyte Corporation, he was instrumental in re-accelerating the launch of Jakafi®, and driving sustained future growth. At Amgen he oversaw multiple successful U.S. product launches, including Aranesp®, Neulasta®, Vectibix®, Nplate®, Xgeva® and Prolia®.

International Business
In his position as Senior Vice President of North America Commercial Operations, Global Marketing and Commercial Development for Amgen, Mr. Daly led P&L responsibility for all U.S. and Canadian businesses and had oversight for global commercialization strategy for new product launches. In this position he gained experience in multiple diverse healthcare systems. While at GSK, Mr. Daly worked in the German affiliate in Hamburg, Germany.

Board Service Selection Criteria: As further described in Mr. Daly’s biography, the Nominating and Corporate Governance Committee believes Mr. Daly has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations and (ii) international business. Mr. Daly’s extensive commercial, business development and leadership experience at biopharmaceutical companies including his involvement in the successful launch of pharmaceutical products, management of large commercial operations and his experience serving on the board of directors at other biopharmaceutical companies provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Mr. Daly should serve as one of our directors.

Directors Continuing in Office Until the 2025 Annual Meeting

Jeffrey W. Henderson (age 58)
Director Since: 2015

Board Chair

Board Committees: Audit Committee (Chair)

Key Skills: Pharma Business Leadership and Operations, Complementary Business/Industry Segment Experience, International Business, Human Capital Management, Finance and Capital Markets, M&A, Risk Management

Other Current Public Boards:
Becton Dickinson and Company, a medical technology company
Fibrogen, Inc., a biotechnology company
Qualcomm, Inc., a wireless communications and semiconductor company

Mr. Henderson brings nearly 30 years of financial, commercial and pharmaceutical industry expertise to the Board of Directors. He has served as President of JWH Consulting LLC, an investment and business advisory firm, since January 2018. From 2015 to 2019, he served as a Healthcare Advisory Director to Berkshire Partners LLC. Mr. Henderson previously served as the Chief Financial Officer of Cardinal Health, Inc., a multinational health care services company, from May 2005 to November 2014, and in an executive capacity until his retirement from Cardinal in August 2015. From 1998 to 2005, Mr. Henderson held various senior management positions at Eli Lilly and Company, a multinational pharmaceutical company, including President and General Manager, Eli Lilly Canada, Inc. and Controller and Treasurer of Eli Lilly, Inc. He received his BS in electrical engineering from Kettering University, Flint, Mich., and his MBA from Harvard Graduate School of Business Administration.

Key Skills and Experience:

Pharma Business Leadership and Operations and International Business
Mr. Henderson gained deep experience in a broad range of business and operational topics during his nearly 10-year tenure as Chief Financial Officer for Cardinal Health, a $100 billion health care products and services company. During a portion of this tenure he was also responsible for commercial operations in China and Canada. These experiences built on prior expertise, specifically gained in pharmaceuticals, when he served as general manager of Eli Lilly Canada and Controller/Treasurer of Eli Lilly Inc.

Complementary Business/Industry Segment Experience
As a member of the board of directors of Becton Dickinson, a leading global medical technology company, and during his time as an executive at Cardinal Health, Mr. Henderson has gained a deep exposure to, and experience in, key aspects of the medical device business and market.

Finance and Capital Markets and M&A
In his almost 15 years experience as Chief Financial Officer at Cardinal Health and Controller/Treasurer at Eli Lilly, Mr. Henderson gained extensive experience in finance and capital markets. During his tenure at Cardinal Health, the company acquired more than 30 companies, spun-off or sold multi-billion-dollar businesses and expanded into new geographic locations and market segments. During his time with the PE firm of Berkshire Partners, he was involved in the identification, evaluation and execution of multiple acquisition opportunities in the healthcare sector.

Risk Management
In his positions as a Chief Financial Officer for Cardinal Health and Controller/Treasurer at Eli Lilly, Mr. Henderson played a key role in risk identification and risk mitigation. Further, Mr. Henderson has been operationally accountable for commercial operations in both China (Cardinal Health) and Canada (Eli Lilly and Cardinal Health). These unique experiences in both staff and line roles enable a broad perspective on identifying potential risks and risk management.

Human Capital Management
Mr. Henderson has substantial experience leading organizations with multi-thousands of employees, including related aspects of organizational and compensation/incentive design.

Board Service Selection Criteria: As further described in Mr. Henderson’s biography, the Nominating and Corporate Governance Committee believes Mr. Henderson has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) complementary business and industry segment experience, (iii) international business, (iv) human capital management, (v) finance and capital markets, (vi) M&A and (vii) risk management. Mr. Henderson’s extensive experience serving in executive leadership positions, including as Chief Financial Officer with large publicly-traded healthcare and pharmaceutical corporations, combined with his business acumen and judgment, including his qualifications as an audit committee financial expert, provide our Board with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Henderson should serve as one of our directors.

Connie L. Matsui (age 69)
Director Since: 2006

Board Committees: Compensation Committee

Key Skills: Pharma Business Leadership and Operations, International Business, Human Capital Management, Risk Management, M&A

Other Current Public Boards:
Artelo Biosciences, Inc. a biopharmaceutical company
Sutro Biopharma, Inc., a biopharmaceutical company

Ms. Matsui brings 30 years of pharmaceutical and biotech industry expertise to the Board of Directors. She retired from Biogen Idec Inc., a biotechnology company, in January 2009 as the Executive Vice President, Knowledge and Innovation Networks. She served as an Executive Committee member at both Biogen Idec and IDEC Pharmaceuticals, a predecessor of Biogen Idec. Among the many major roles she played after joining IDEC Pharmaceuticals in November 1992 was Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. She received her BA and MBA from Stanford University.

Key Skills and Experience:

Pharma Business Leadership and Operations
Ms. Matsui gained deep experience in a broad range of business and operational topics during her tenure at IDEC Pharmaceuticals and then Biogen Idec, overseeing human resources, alliance management, investor relations, corporate communications, project management and strategic planning. In addition, she served as Collaboration Chair for the late stage development and commercialization of rituximab (tradenames: Rituxan®, MabThera®) in partnership with Roche and Genentech, a position requiring strong alliance management and business expertise. She also served as project team leader for the late stage development and commercialization of Zevalin, the first FDA-approved radioimmunoconguate for the treatment of cancer.

International Business
In her Collaboration Chair position for rituximab, Ms. Matsui served as the IDEC member of the collaboration oversight team with counterparts from Roche, Genentech and Zenyaku Kogyo, responsible for progress on all aspects of late stage development, manufacturing, regulatory approval and global commercialization. In addition, as IDEC’s Project Leader for Zevalin, she worked with leadership at global partner Schering AG based in Germany and radioisotope supplier Nordion, which had nuclear facilities in Canada and Belgium. At Biogen Idec, she was directly responsible for staff teams based in the U.S. and Europe.

Human Capital Management
Ms. Matsui also led Human Resources at IDEC Pharmaceuticals and Biogen Idec, where key experiences included the growth of IDEC from a 100-employee R&D entity to a 1,000-employee fully integrated biotech company and, ultimately, to 4,000 employees worldwide following the merger of equals between IDEC and Biogen. Prior to this position, Ms. Matsui also held various operating positions, including a senior Human Resources position in the banking industry, where experiences were gained in the area of human capital management and integration of merged and acquired entities.

M&A
As Co-Integration lead for the Biogen IDEC merger of equals, Ms. Matsui was engaged in assessing merger feasibility and strategic acceleration potential and had a leading role in communication and implementation of merger plans. This experience included the divestiture of IDEC’s large scale manufacturing plant and successful integration by Genentech and, later on, assimilation of a small-molecule company in San Diego. Ms. Matsui has also guided multiple nonprofit mergers to optimization and facilitated the rapid assimilation of acquired banks and savings & loans while at Wells Fargo.

Risk Management
In her more than 30 years in the biotech industry, initially as an executive officer and then while serving on the board of directors for biotechnology and pharmaceutical companies, Ms. Matsui has provided guidance to companies in a highly regulated industry in managing and mitigating risks in the following areas: corporate restructuring, financing transactions, data communication, employee retention and ESG.

Board Service Selection Criteria: As further described in Ms. Matsui’s biography, the Nominating and Corporate Governance Committee believes Ms. Matsui has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) pharma business leadership and operations, (ii) international business, (iii) human capital management, (iv) risk management and (v) M&A. Ms. Matsui's operational experience, including her extensive knowledge of the biotechnology industry, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment, provide our Board with valuable management and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Matsui should serve as one of our directors.

Helen I. Torley, M.B. Ch.B., M.R.C.P. (age 60)
Director Since: 2014

President and Chief Executive Officer

Key Skills: Medicine and Science, Pharma Business Leadership and Operations, Human Capital Management, Finance and Capital Markets, Risk Management

Recent Past Public Company Board Experience: Quest Diagnostics Incorporated, a diagnostic information services company

Dr Torley brings over 30 years of drug development, drug commercialization and general management expertise in pharmaceutical and biotechnology to the Board of Directors. She has served as CEO of Halozyme since 2014, successfully leading the company through a critical strategic transition in 2019. Dr Torley previously served as Chief Commercial Officer at Onyx Pharmaceuticals from 2011-2013, leading the successful US launch for Kyprolis ® (Carfilzomib), until the acquisition of Onyx by Amgen in 2013. From 2002-2011 Dr Torley held several senior commercial positions at Amgen including Vice President and General Manager US Bone Health and Vice President and General Manager US Nephrology. In these positions she led the successful launches of Prolia® (denosumab) and Sensipar® (cinacalcet) and significantly grew Epogen® (Epoetin alfa) and Aranesp® (darbepoetin alfa) revenue. From 1997-2002 she held a range of senior sales and marketing leadership positions at Bristol Myers Squib. She began her industry career at Sandoz, which merged with Ciba-Geigy to become Novartis in 1996, where she held a range of positions of increasing responsibility in Clinical Development, culminating in the position of Vice President of Medical Affairs, responsible for overseeing the design and conduct of a broad portfolio of clinical studies across nephrology, rheumatology, oncology and CNS indications. She received her M.B.Ch.B. degree (US equivalent to MD) from the University of Glasgow, Scotland and her M.R.C.P from the Royal College of Physicians, Glasgow, Scotland.

Key Skills and Experience:

Medicine and Science
Dr. Torley is a trained physician who while in clinical practice specialized in Internal Medicine and Rheumatology. She served in leadership positions at Sandoz/Novartis from1990 to 1997, most recently as Vice President, Medical Affairs where she oversaw the design and conduct of Phase 1 through 4 clinical studies across multiple disease areas. While at Sandoz/Novartis she led clinical development programs for new products being evaluated in organ transplantation and rheumatoid arthritis and wrote and submitted New Drug Application filings. She has led and played key strategic positions in multiple successful FDA Advisory Committee meetings including for Neoral® (cyclosporin) in Rheumatoid Arthritis, Neoral (cyclosporin) in Organ Transplantation, Epogen® (Epoetin alfa) in anemia in chronic renal failure and HyQvia (immune Globulin infusion 10% with Recombinant Human Hyaluronidase) in Primary Immune Deficiency.

Pharma Business Leadership and Operations
Dr. Torley gained deep experience in a broad range of business and operational topics in her commercial positions. In particular, as General Manager of Bone Health and Nephrology at Amgen and as Chief Commercial Officer at Onyx, she was responsible for hiring and leading sales and marketing organizations, including hiring and training a more than 650-person team for a new drug launch, working on policy topics related to her products and leading three successful new product launches.

Human Capital Management
Dr. Torley has substantial experience leading large organizations, ranging from 120 to approximately 700 people. Her human capital management experiences include hiring and successfully onboarding large new sales teams into an established culture and effective reorganizations as dictated by changes in strategy. She has a strong focus on and understanding of the important role organizational culture, diverse teams, talent development and accountability play in driving results and success.

Finance and Capital Markets
As CEO of Halozyme, Dr. Torley has gained experience in Finance and Capital Markets including direct experience with raising $1 billion through follow-on offerings and through two convertible debt offerings, and executing two share repurchase programs resulting in over $600 million in capital returned to stockholders to date.

Risk Management
In her position as CEO of Halozyme, Dr. Torley plays a key role in risk identification and mitigation. In addition, in her previous positions with other organizations as Chief Commercial Officer and General Manager in which she was accountable for commercial launches, a key accountability was risk identification and mitigation. This wide range of experiences enable a broad perspective on identifying potential risks and executing appropriate mitigations strategies.

Board Service Selection Criteria: As further described in her biography, the Nominating and Corporate Governance Committee believes Dr. Torley has the relevant background in the following areas which the committee believes are important to service on the Company’s Board of Directors: (i) medicine and science, (ii) pharma business leadership and operations, (iii) human capital management, (iv) finance and capital markets and (v) risk management. Dr. Torley's extensive commercial and operational experience, including successful launches of products, and her deep knowledge of the biotechnology industry and the competitive environment, her service as our Chief Executive Officer, combined with her business acumen and judgment, provide our Board with valuable commercial and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Torley should serve as one of our directors.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors (or “Board”) has determined that, other than Dr. Torley, Jeffrey W. Henderson, Jean-Pierre Bizzari, M.D., Bernadette Connaughton, James M. Daly, Barbara Duncan, Connie L. Matsui, Moni Miyashita, and Matthew L. Posard is an independent director within the meaning set forth under applicable rules of the NASDAQ Stock Market. Dr. Torley does not meet the requirements for director independence because she serves as the President and Chief Executive Officer of Halozyme.
Board Leadership
The Board has separated the Chief Executive Officer and Board Chair positions to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Mr. Henderson began serving as the non-employee Chair of the Board of Directors in May 2022.
Board Tenure
Executive Sessions
Our independent directors generally meet in executive session without management present each time the Board holds its regularly scheduled meetings. The Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.
Board Meetings and Committees
The Board of Directors held sixteen meetings during the fiscal year ended December 31, 2022. The Board of Directors has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board for the period in which they served as a director and the committees of the Board on which such director served during that period. Our standing committees are currently comprised of the following directors:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Jean-Pierre Bizzari, M.D.		X	X
Bernadette Connaughton		Chair
James M. Daly	X
Barbara Duncan	X
Jeffrey W. Henderson	Chair
Connie L. Matsui		X
Matthew L. Posard			Chair
Moni Miyashita			X
Helen I. Torley, M.D. Ch.B., M.R.C.P.
Audit Committee
The current members of the Audit Committee are Jeffrey W. Henderson (Chair), James M. Daly and Barbara Duncan. All members of the Audit Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. Mr. Henderson and Ms. Duncan are “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held five meetings during the fiscal year ended December 31, 2022.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee contained in this Proxy Statement.
Compensation Committee
The current members of the Compensation Committee are Bernadette Connaughton (Chair), Connie Matsui and Jean-Pierre Bizzari, M.D. All members of the Compensation Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market, and qualify as non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee reviews and approves the salary and annual cash incentive earned by the Chief Executive Officer and other executive officers; approves equity awards to executive officers; approves employment and severance agreements of executive officers; and reviews the compensation of non-employee directors for service on the Board of Directors and its committees. The Compensation Committee held five meetings during the fiscal year ended December 31, 2022.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Matthew L. Posard (Chair), Jean-Pierre Bizzari, M.D, and Moni Miyashita. All members of the Nominating and Corporate Governance Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended December 31, 2022.
With respect to Board membership, the Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

There are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee also believes it is appropriate for at least one key member of management to participate as a member of the Board.
The Halozyme Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and actively seeks director candidates who bring diversity of age, gender, nationality, race, ethnicity and sexual orientation. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Corporate Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.
Pursuant to the terms of its charter and our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Corporate Governance Committee” c/o Corporate Secretary, 12390 El Camino Real, San Diego, California 92130. The biographical information and background materials of any such candidate will be forwarded to the Nominating and Corporate Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Nominating and Corporate Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of Stockholders.
Risk Management
Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the Company, and evaluating management’s approach to addressing such risks. Periodically, our Board reviews key risks facing the Company, plans for addressing these risks and the Company’s risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our Company, and that the leadership structure of our Board is effective in implementing this approach.
ESG and Corporate Responsibility
Halozyme continues to build a sustainable, environmentally conscious business while fulfilling our mission of bringing disruptive solutions that can significantly improve patient experiences and outcomes for emerging and established therapies. We are driven by our mission and dedicated to our sustainability efforts across our entire ecosystem internally and externally.
Please see the discussion under the heading “Human Capital Management” in the Business section of our Annual Report on Form 10-K (which accompanies this Proxy Statement) for additional information on our human capital priorities and programs. We also recognize that certain stakeholders (such as customers, employees and non-governmental organizations) as well as some stockholders may be interested in more detailed information about our ESG programs and sustainability efforts. We encourage you to review the information available on our website at www.halozyme.com under the section titled “Responsibility” where our 2022 Environmental, Social & Governance Report can be accessed. Information on our website is not part of this Proxy Statement.
Cybersecurity

Our corporate Enterprise Risk Management program, which includes information technology and cybersecurity risk, is reviewed quarterly by the CEO and Halozyme Leadership Team, and annually by the Halozyme Board of Directors. Additionally, Halozyme’s CEO is briefed quarterly and the Audit Committee is briefed annually or as determined by CIO and CEO, on our cybersecurity program. Our cybersecurity strategy is based on four fundamental areas: policy, procedure, people and technology. Halozyme maintains policies and procedures that describe our employees’ responsibilities for accessing computerized systems, handling data and information, and reporting cybersecurity events in a timely manner. The Board of Directors receives educational updates from outside experts on key emergent topics. All employees and contractors are required to complete formal training on these policies. Halozyme has a well-defined and proven Business Continuity Plan (BCP). The IT Disaster Recovery Plan and the IT Incident Response Plan, which are standalone components of Halozyme’s BCP, provide the framework and guidance to manage risk.
Communications with Directors
Stockholders may communicate with any and all directors by transmitting correspondence by mail addressed as follows: “Halozyme Board of Directors” c/o Corporate Secretary, 12390 El Camino Real, San Diego, California 92130. The Corporate Secretary will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary.
Director Attendance at Annual Meetings
Our Corporate Governance Guidelines state that all directors shall make every effort to attend the Company’s Annual Meeting of Stockholders. All eight of our then-serving directors attended our Annual Meeting of Stockholders in 2022.
Code of Conduct and Ethics and Corporate Governance Guidelines
The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. The Board has also adopted Corporate Governance Guidelines. Copies of these documents are available on our website at: www.halozyme.com. Amendments to or waivers of our Code of Conduct and Ethics granted to any of our directors or executive officers will be published promptly within four business days on our website, www.halozyme.com. Please note that the information on our website is not incorporated by reference in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee during 2022 has ever been an officer or employee of ours or had a relationship in 2022 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during 2022, on the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Executive Compensation and Related Information section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2022 compensation of our Named Executive Officers.
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we hold the advisory vote on executive compensation at least once every three years. Upon the recommendation of our stockholders at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold the advisory vote on executive compensation annually until the next required non-binding stockholder advisory vote on the frequency of future non-binding stockholder advisory votes on the compensation of our Named Executive Officers. In connection with Proposal 2, we are holding an advisory vote on the frequency of the stockholder vote on executive Compensation. See “Proposal No. 3— Advisory (Non-Binding) Vote On The Frequency Of An Advisory Vote On Executive Compensation.” Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the executive compensation as described in this Proxy Statement.
We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These compensation practices are discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement and have the following objectives:
•Properly align the interests of our stockholders with those of our executive leadership team;
•Reward actions and achievements that are consistent with the short- and long-term goals of Halozyme’s business strategy; and
•Remain competitive to attract, retain and motivate employees with relevant experience and skills needed to achieve our business goals.
The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee.
Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these past decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s Definitive Proxy Statement for the 2023 Annual Meeting of Stockholders.
Vote Required
Approval of this resolution requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors believes that the compensation of our Named Executive Officers, as described in the

Compensation Discussion and Analysis and the tabular disclosures and accompanying narrative disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY
VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that at least every six years we hold a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options or to abstain on the matter. For the reasons described below, our Board continues to recommend that an advisory vote on executive compensation every year is the best approach.
Our Board of Directors has determined that an advisory vote on executive compensation every year is the best approach for the company based on a number of considerations, including the following:

•Annual votes will allow stockholders to provide the company with their direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year;
•Annual votes are consistent with company policies of annually seeking input from, and engaging in discussions with, the company’s stockholders on corporate governance matters and executive compensation philosophy, policies and practices; and
•Less frequent votes could allow an unpopular pay practice to continue too long without timely feedback.

The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:
Choice 1 - every year;
Choice 2 - every two years;
Choice 3 - every three years; or
Choice 4 - abstain from voting.

Vote Required
The choice of frequency that receives the highest number of votes will be considered the advisory vote of our stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal.
Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
This vote may not be construed (1) as overruling a decision by the company or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of the company or our Board of Directors.

Recommendation
The Board of Directors unanimously recommends that you vote for the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K of the SEC rules.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2023. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2022 and 2021 by Ernst & Young LLP:

	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$1,784,377	$983,451
Audit Related Fees	—	—
Tax Fees (2)	—	55,522
All Other Fees (3)	3,600	2,665
Total	$1,787,977	$1,041,638
________________
(1)Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.
(3)All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting. All of the services of Ernst & Young LLP for 2022 and 2021 described above were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter which describes in greater detail the full responsibilities of the Audit Committee. The Company’s management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviews the consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent registered public accounting firm (Ernst & Young LLP) at least once each quarter. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent registered public accounting firm, internal auditors, management personnel and legal counsel. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the independent registered public accounting firm. The Audit Committee is directly and solely responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm. The Audit Committee regularly considers the independence, qualifications, audit and non-audit fees and services, and performance of the independent registered public accounting firm.
The Audit Committee has reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee reviewed and discussed with Ernst & Young LLP matters related to its independence, including a review of non-audit services and the written disclosures and the letter from Ernst & Young LLP to the Audit Committee required by the PCAOB regarding its communications with the Audit Committee concerning Ernst & Young LLP’s independence. The Audit Committee concluded that Ernst & Young LLP is independent from the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; the critical audit matters addressed during the audit and the overall quality of the Company’s financial reporting.
The Committee also reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements and related schedule the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting for the year ended December 31, 2022.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by the Company with the Securities and Exchange Commission.
                            AUDIT COMMITTEE
                            Jeffrey W. Henderson (Chair)
                            James M. Daly
                            Barbara Duncan

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Compensation Committee oversees the compensation program for the Company’s executive officers. In this role, the Compensation Committee reviews and approves all compensation decisions relating to our executive officers listed in the table below (referred to in this proxy statement as our “Named Executive Officers” or “NEOs”).

Our NEOs for 2022 are:

Name	Principal Position
Helen I. Torley	President and Chief Executive Officer
Nicole LaBrosse(1)	Senior Vice President, Chief Financial Officer (“CFO”)
Elaine D. Sun (2)	Former Senior Vice President, Chief Financial Officer (“CFO”)
Mark Snyder (3)	Senior Vice President, General Counsel, Chief Compliance Officer
Michael J. LaBarre	Senior Vice President, Chief Technical Officer
________________
(1) Ms. LaBrosse was appointed as CFO on February 2, 2022.
(2) Ms. Sun separated employment from Halozyme on February 2, 2022.
(3) Mr. Snyder commenced employment with Halozyme on January 3, 2022.

Executive Compensation Highlights
Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of key strategic, financial and operational goals and aligns the interests of executive officers with stockholders by annually awarding long-term equity-based incentives, in the form of time-vesting restricted stock units (“RSUs”), performance-vesting stock units (“PSUs”) and stock options. Consistent with this approach, the compensation of our NEOs for 2022 featured:
•high revenue and non-GAAP operating income growth performance goals were established for the threshold, base and maximum targets under our 2022 annual cash incentive program. Actual revenue attainment was 96.7% to target and non-GAAP EPS was 92% to target. Actual cash payouts under the 2022 annual cash incentive program ranged from 80% to 92% of target, with the cash payouts driven by a corporate performance factor under the program of 80%.
•a compensation package more heavily weighted toward long-term equity-based incentive compensation than salary and shorter-term annual cash incentives in order to emphasize the focus on our long-term performance and stockholder value,
•long-term equity-based incentives that were heavily weighted toward performance – in addition to the value of all the awards being dependent on our stock price, the awards granted in 2022 included PSUs which are subject to performance-based vesting conditions and stock options which have value only if our stock price increases after the date of grant of the awards,
•stock ownership and stock retention guidelines, encouraging executives to maintain a meaningful ownership position in the Company, focus on our long-term performance and discourage unreasonable risk-taking,
•a recoupment (or “claw back”) policy covering certain compensation elements in the event of an accounting restatement due to material noncompliance with any financial reporting requirements,
•a policy not to include tax gross-ups in ongoing compensation arrangements,
•no “single trigger” provisions in executive and employee change-in-control agreements and arrangements (i.e., payout or vesting is not triggered automatically upon a change-in-control), and
•no material perquisites.

Stockholder Engagement
At our 2022 annual meeting of stockholders, our stockholders approved, on a non-binding, advisory basis, the compensation paid to our NEOs described in our 2022 proxy statement. Approximately 96.2% of the votes cast on the matter were voted in favor of this “say-on-pay” proposal. The Compensation Committee considered the voting results and high level of stockholder support when establishing our executive compensation programs for fiscal 2023.
Halozyme conducts regular outreach to our stockholders to build relationships and solicit feedback on our executive compensation program. Specific feedback from stockholders is discussed and considered by the Compensation Committee as executive compensation decisions are made. The Compensation Committee has taken the following actions in response to feedback from stockholders:
•enhanced disclosure in the Compensation Discussion and Analysis (“CD&A”) regarding the annual cash incentive plan design, and
•continued discussions around future long-term incentive (“LTI”) plan design, including the introduction of the PSUs as part of the mix of annual LTI awards for our executive officers beginning in 2021.

2022 Business Highlights
Halozyme’s strong financial and operating performance in 2022 was supported by internal corporate developments and significant growth and advancements with our ENHANZE® collaboration partners. The key developments and achievements in 2022 include:
•Strong stockholder return, with the per share price of our common stock up more than 41% during 2022 (from NASDAQ closing price of $40.21 on December 31, 2021 to a closing price of $56.90 on December 30, 2022) and up more than 180% over five years (from NASDAQ closing price of $20.26 on December 29, 2017 to a closing price of $56.90 on December 30, 2022).
•Continued our commitment to returning value to shareholders by repurchasing a total of $200 million shares at an average price of $44.44 per share.
•Reported record total revenues of $660.1 million, which increased 49% from $443.3 million in 2021.
•Increased revenues from royalties 77% year-over-year to $360.5 million driven primarily by continued strong sales from partnered products utilizing our ENHANZE® technology including the subcutaneous forms of DARZALEX® (daratumumab) and Roche’s Phesgo® (pertuzumab/trastuzumab/hyaluronidase-zzxf).
•Completed the acquisition of Antares Pharma, Inc. resulting in an expansion of our commercial portfolio of proprietary and partnered products and the potential for future growth through new potential collaboration agreements.
•Entered into a global collaboration and license agreement with Chugai Pharmaceutical Co., Ltd. that gives exclusive access to Halozyme's ENHANZE® drug delivery technology. Under the terms of the agreement, Chugai made an upfront payment of $25 million to Halozyme and is obligated to make potential future payments of up to $160 million in the aggregate, subject to achievement of specified development, regulatory and sales-based milestones. Halozyme will also be entitled to receive royalties on sales of commercialized medicines using the ENHANZE® technology. Chugai represents Halozyme's twelfth global collaboration and license partner for the ENHANZE® technology.
•ENHANZE® Partner Regulatory Submissions
◦argenx announced FDA acceptance of a biologics license application ("BLA") for subcutaneous efgartigimod for the treatment of adults with generalized myasthenia gravis ("MG") with a PDUFA date of June 20, 2023. SC efgartigimod is co-formulated with ENHANZE®.
◦Roche announced that they submitted data from its Phase III IMscin001 study evaluating a subcutaneous formulation of Tecentriq® (atezolizumab) with ENHANZE® for regulatory approval to health authorities globally, including the FDA.
◦Chugai Pharmaceutical Co., Ltd. (a Member of the Roche Group) announced the submission of a New Drug Application in Japan for fixed-dose subcutaneous combination of pertuzumab and trastuzumab (same monoclonal antibodies as Phesgo® in U.S. and EU).
•ENHANZE® Partner Data Announcements
◦argenx announced positive topline results from its ADAPT-SC study evaluating subcutaneous efgartigimod (1000mg efgartigimod-PH20) using ENHANZE® drug delivery technology for the treatment of generalized myasthenia gravis. The study met its primary endpoint, demonstrating noninferior total IgG reduction at day 29 with subcutaneously administered efgartigimod compared to intravenous administration.
◦Roche announced that the Phase III IMscin001 study evaluating a subcutaneous formulation of Tecentriq® (atezolizumab) with ENHANZE® met its co-primary endpoints. The study showed non-inferior levels of Tecentriq® in the blood (pharmacokinetics), when injected subcutaneously, compared with intravenous infusion, in cancer immunotherapy-naïve patients with advanced or metastatic non-small cell lung cancer for whom prior platinum therapy has failed. The safety profile of the SC formulation was consistent with IV Tecentriq®.

◦Takeda announced positive topline results from pivotal Phase 3 trial evaluating HYQVIA® (Immunoglobulin infusion 10% (Human) with rHuPH20), for maintenance treatment of chronic inflammatory demyelinating polyradiculoneuropathy ("CIDP")
•ENHANZE® Partner Clinical Trial Advancements
◦Roche initiated a Phase 3 study evaluating OCREVUS (ocrelizumab) with ENHANZE® in subjects with multiple sclerosis.
◦Janssen initiated a Phase 3 study of lazertinib and amivantamab with ENHANZE® in patients with epidermal growth factor receptor (EGFR)-mutated advanced or metastatic non-small cell lung cancer (PALOMA-3).
◦Bristol Myers Squibb ("BMS") initiated a Phase 3 trial to compare the drug levels of nivolumab with ENHANZE® administered subcutaneously versus intravenous administration in participants with melanoma following complete resection (CheckMate-6GE).
◦argenx initiated a Phase 2 study evaluating efgartigimod with ENHANZE® in subjects with bullous pemphigoid.
◦ViiV initiated a Phase 1 single dose escalation study in subjects with HIV to evaluate pharmacokinetics, safety and tolerability of long-acting cabotegravir administered subcutaneously with ENHANZE®.
◦ViiV initiated a Phase 1 study to evaluate the safety and pharmacokinetics of N6LS, a broadly neutralizing antibody, administered subcutaneously with ENHANZE® technology.
◦Chugai initiated a Phase 1 study to evaluate the pharmacokinetics, pharmacodynamics, and safety of targeted antibody administered subcutaneously with ENHANZE®.
•Bristol Myers Squibb nominated an undisclosed target resulting in a $5 million milestone payment.
•Roche Pharmaceuticals China announced the approval of Herceptin (trastuzumab injection subcutaneous with ENHANZE®) in China for the treatment of patients with early-stage and metastatic HER2-positive breast cancer.
•Announced the commercial launch of TLANDO®, an oral treatment indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone (primary or hypogonadotropic hypogonadism). TLANDO® was approved by the FDA on March 28, 2022.
•Strengthened our balance sheet by completing the sale of $720 million in aggregate principal amount of 1.00% Convertible Senior Notes due 2028. We used a portion of the net proceeds to repay higher interest rate in-the-money convertible notes and the full amount outstanding on our floating interest rate term loan.
•Entered into an amendment to our revolving credit agreement that increased the size of the facility from $350 million to $575 million.
2022 CEO Compensation
In 2022, the total target annual cash compensation for our CEO, Dr. Helen I. Torley, was $1,569,118 ($871,732 in base salary plus $697,386 in target annual cash incentive opportunity). Dr. Torley’s base salary was increased for 2022 by 5% as a result of the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2021 and its review of base salary paid to other peer group CEOs. (Our executive compensation peer group is discussed below under the heading “Competitive Peer Group.”) Dr. Torley’s target annual cash incentive opportunity for 2022 (assuming achievement of the corporate goals at 100%) was 80% of her base salary, which was the same as her target annual cash incentive opportunity for 2021. The Compensation Committee believes this target annual cash incentive was appropriate based on her level of experience, the Compensation Committee’s review of annual cash incentive targets for other peer group CEOs, and the Compensation Committee’s belief that significant portions of total annual cash compensation should be tied to achievement of specified goals. The annual cash incentive she earned for 2022 was $557,909 which represents 80% of her target annual cash incentive opportunity. As CEO, Dr. Torley is the only NEO whose annual cash incentive is determined solely based on the performance of the Company.
Dr. Torley also received an LTI award during 2022 that had a grant date fair value approximately $8,250,000, comprising the most significant element of her 2022 compensation opportunity. This award was granted based on the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2021, its review of LTI compensation paid to other peer group CEOs and the desire to link a significant portion of her compensation opportunity to Halozyme’s long-term performance. The Compensation Committee approved a mix of 25% PSUs (at target), 40% stock options and 35% RSUs for Dr. Torley and each of the other NEOs to emphasize Halozyme’s long-term stock price performance and to promote retention. The stock options vest 25% on the one-year anniversary of the date of grant with the remaining 75% vesting monthly over the following three years, while RSUs vest in 25% annual installments over a four-year period following the grant date, subject to continued employment. PSUs granted to the NEOs in

2022 vest based on our relative total shareholder return measured against an applicable subset of 92 companies in the NASDAQ Biotechnology Index over a three-year performance period.

Halozyme’s Executive Compensation Program
The principal elements of our executive compensation program are base salary, an annual cash incentive opportunity and an annual LTI award opportunity. The LTI awards for 2022 consisted of stock options, RSUs and PSUs.

	What We Do		What We Do Not Do

✓	Pay annual bonus based on the achievement of Company financial and strategic goals, and in the case of NEOs other than the CEO, individual performance, and contribution in achieving those goals	×	No guaranteed annual bonus payouts
✓	Grant PSUs as significant portion of annual LTI awards for all executive officers	×	No severance payments or benefits for executives who voluntarily terminate their employment
✓	Cap the annual bonus plan payout	×	No buyback of stock awards or repricing of stock options without shareholder approval
✓	Prohibit executive officer hedging and pledging of Company stock	×	No executive single-trigger change in control benefits
✓	Maintain an executive officer recoupment (“claw back”) policy	×	No material perquisites
✓	Maintain robust stock ownership and retention guidelines for all executive officers	×	No supplemental executive benefits
✓	Conduct an annual comprehensive compensation program risk assessment	x	No excise tax gross-ups
Detailed Discussion and Analysis
This CD&A describes the material elements of 2022 compensation for our NEOs.
The Compensation Committee makes all decisions relative to the compensation of all executive officers (including the CEO). Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment. Additional details regarding the role and responsibilities of the Compensation Committee are provided below.
Executive Total Rewards Philosophy
The Compensation Committee periodically reviews its total rewards philosophy for executive officers to confirm our programs continue to meet the objectives of:
•supporting Halozyme’s short- and long-term business strategy,
•anchoring to market-based principles and being tailored to Halozyme’s culture, and
•aligning the interests of the executive officers with the long-term interests of Halozyme stockholders.
The material elements of 2022 compensation for our NEOs consisted of three primary elements, each has a specific purpose as described below:

Compensation Element	Purpose
Base Salary	• Provides a fixed amount of cash compensation based on individual performance, job scope, experience and competitive market for talent
Annual Cash Incentive	• Motivates and rewards fiscal year contribution to company performance against pre-established goals and objectives
Long-term Incentives (LTI)
• Align compensation with the creation of stockholder value (in the case of stock options) and changes in stock price (in the case of RSUs) and relative total shareholder return performance (in the case of PSUs)
• Increases executive stock ownership and align with stockholder interests.
• Serves as a key retention device

In addition, our NEOs are eligible to receive severance payments and benefits in connection with a qualifying termination of employment under our executive Change-in-Control Agreements and our severance policy for covered terminations unrelated to a change in control, each as described in more detail below. We also provide our NEOs with the same package of benefits that are provided to substantially all our full-time employees, including Company matching contributions to a 401(k) plan, health insurance, group term life insurance, and disability income insurance. From time to time, we may also provide relocation assistance in connection with the recruitment of an officer or employee with needed skills and experience. No material perquisites or supplemental executive benefits were provided to our NEOs in 2022.
As shown below, the majority of our NEOs’ target total direct compensation for 2022 (base salary, target annual cash incentive, and LTI awards, taken into account at their fair value on the grant date) was variable (target annual cash incentive and LTI awards), with the single largest component (LTI awards) based on Halozyme’s stock price performance. Ms. Sun has been excluded from the chart since her employment ended in early 2022. Mr. Snyder is excluded since he was a newly hired executive and therefore did not receive an annual LTI award.

Base Salary
The Compensation Committee determines base salaries for NEOs each year based upon the following factors (with no specific weight applied to each factor):
•the scope and complexity of the NEO’s responsibilities,
•a review of external market practices (a more detailed description of the methodology used to assess external market practices is provided below),
•the NEO’s experience,
•internal pay equity and
•the CEO’s evaluation of the NEO’s performance and contribution to the short and long-term success of Halozyme (in the case of the CEO, the evaluation is done in executive session by the Compensation Committee with input from the other independent members of the Board of Directors).
As reflected in the table below, 2022 annual base salary levels were increased by 5% for the CEO, 5% for Dr. LaBarre, and 67% for Ms. LaBrosse (reflecting her promotion to her new position as our CFO and was set well below the peer median). The base salary increases for our NEOs, as well as the initial base salary for Mr. Snyder, were approved by the Compensation Committee after taking into account the base salaries paid to peer group executives holding similar positions and other factors described above.

Executive Officer	2021 Base Salary	2022 Base Salary	% Increase
Helen I. Torley	$830,221	$871,832	5.0%
Nicole LaBrosse	$291,000	$485,500	67.0%
Elaine D. Sun (1)	$494,000	—	—
Mark Snyder (2)	—	$525,000	—
Michael J. LaBarre	$494,000	$520,000	5.0%
(1) Ms. Sun separated employment on February 2, 2022 and did not receive a salary increase for 2022.
(2) Mr. Snyder commenced employment with Halozyme on January 3, 2022.
Annual Cash Incentive
NEOs participate each year in the Employee Bonus Plan (“EBP”). The actual cash incentive paid to each NEO with respect to 2022 was determined based on each NEO’s target annual cash incentive opportunity and based on the performance of Halozyme as measured by the level of achievement of eight metrics, of which two are tied to financial performance and have a combined 60% weighting and six are tied to operational performance and have a combined 40% weighting (“Corporate Performance”). As CEO, Dr. Torley is responsible for overall corporate performance, and accordingly, her EBP incentive opportunity is based entirely on the attainment of objective, pre-established corporate performance goals without applying an individual performance adjustment. For the other NEOs, the Committee may modify final payouts based on individual performance during the year relative to the level of achievement of personal goals (“Individual Performance Factor”), and the NEO must achieve at least 60% of his/her individual performance objectives in order to be eligible for a cash incentive payment. In all events, an NEO’s total payout cannot exceed two times the target cash annual incentive opportunity for the NEO.
The Compensation Committee sets each NEO’s target annual cash incentive opportunity as a percentage of the NEO’s base salary taking into account the same factors as are considered in NEO base salary determinations. No changes were made to 2022 target annual cash incentive opportunities for the NEOs (as a percentage of base salary), except with respect to the 2022 target annual cash incentive opportunity for Ms. LaBrosse, which was increased in connection with her promotion to CFO and increased responsibilities.

Executive Officer	2021 Target Bonus (% Salary)	2022 Target Bonus (% Salary)	2022 Target Bonus ($)
Helen I. Torley	80%	80%	$697,386
Nicole LaBrosse	35%	45%	$218,475
Elaine D. Sun (1)	45%	—	—
Mark Snyder	—	45%	$236,250
Michael J. LaBarre	45%	45%	$234,000
(1) Ms. Sun was not eligible to participate in the 2022 EBP as her employment ended in early 2022.
Corporate Performance. Corporate goals were established by the Compensation Committee (with input from the full Board of Directors) to tie the compensation of our NEOs to the Company’s achievement of annual operating objectives that were viewed as long-term drivers of sustainable value creation. The EBP funding incentive zone ranges between 0% and 200% for each of the four metrics. The Board of Directors approved the threshold, target, and maximum goals/level of performance for each metric (other than cybersecurity, which is assessed by the Board of Directors) at the beginning of the year. The threshold target and maximum levels for our revenue and non-GAAP operating measures were adjusted and increased during the year by the Compensation Committee in connection with the completion of our acquisition of Antares Pharma, Inc in May 2022.
The 2022 EBP focused on achievement of key financial and strategic objectives that resulted in (i) revenue growth, (ii) increased non-GAAP operating income and (iii) certain other operational goals as identified in the table below. The Compensation Committee is responsible for certifying actual performance relative to these goals following completion of the fiscal year. After reviewing the Company’s performance results in 2022, the Compensation Committee determined the corporate performance factor under the 2022 EBP was achieved at 80% of the targeted level for the NEOs (see table below).

Corporate Goal	Weight	Threshold	Target	Maximum	Actual Result	EBP Funding
Revenue (1)	50%	$639M	$682M	$747M	$660.1M	37%
Non-GAAP operating income (1)	10%	$379M	$422M	$487M	$388.5M	6%
Grow ENHANZE potential by supporting partner attainment of “x” new study starts (phase 1, 2 or 3)	10%	8	12	15	11	9%
Number of new co-formulation patent submissions by partner	10%	1	3	5	3	10%
Research and development goals	5%	Complete certain portfolio evaluation and business case review by 11/30/2022	Complete certain portfolio evaluation and business case review by 11/30/2022 and submission of new drug application by 12/31/2022	Complete certain portfolio evaluation and business case review by 11/30/2022 and submission of new drug application by 11/30/2022	At Target	5%
Enter into “x” new licensing agreements	5%	-	1	2	0	—%
Develop working prototype	5%	Generate in vivo proof of concept data	Develop a working prototype for in vivo testing	Establish certain collaboration agreements	At Target	5%
Cybersecurity goals	5%	As evaluated by the Board of Directors			150%	8%
TOTAL CORPORATE PERFORMANCE FACTOR						80%
(1)The initial threshold, target and maximum levels for revenue ($524M, $555M, and $594M, respectively) and operating income ($344M, $374M, and $414M, respectively) for purposes of the 2022 EBP were set before the completion of the Antares Pharma, Inc. acquisition. As noted above, these levels were increased, to the levels reflected in the table above, in connection with the completion of the Antares Pharma, Inc. acquisition. For purposes of the 2022 EBP, non-GAAP operating income was defined to mean operating income determined in accordance with U.S. Generally Accepted Accounting Principles, but adjusted to exclude the impact of one-time transaction costs and amortization costs related to the Antares Pharma Inc. acquisition. The threshold, target, and maximum levels established for revenue and Non-GAAP operating income under the 2022 EBP reflect the high growth expectations we had when the goals were established. As illustrated in the chart above, actual revenue was 97% to target and non-GAAP operating income was 92% to target, significantly contributing to the overall 80% corporate performance factor under the 2022 EBP.
The Compensation Committee scored the Cybersecurity goal at 150% attainment based on its assessment of, and a recommendation from the Audit Committee as to, employee performance on the identification of phishing attacks, third party assessments of our cybersecurity program, and management’s efforts to prevent and address cybersecurity threats in an ever-evolving threat landscape.
Individual Performance Factor. The Compensation Committee believes the actual payout to each NEO (other than for Dr. Torley whose payout, as noted above, is based entirely on the attainment of objective, pre-established corporate performance goals) should also reflect the executive’s:
•performance relative to individual goals and objectives established for the year,
•contribution toward achieving the Corporate Performance results, and

•demonstration of living Halozyme’s Leadership Attributes and Corporate Values during the year.
Weighing Ms. LaBrosse’s accomplishments and other factors, the Compensation Committee supported the CEO’s recommendation and awarded her an individual performance factor of 115%. The Compensation Committee noted that:
•Ms. LaBrosse successfully led multiple financial transactions supporting execution of the corporate strategy and strengthened the company’s balance sheet. These activities included accessing bank debt to support the Antares Pharma acquisition, execution of convertible debt raises to secure capital and settle variable rate debt at low fixed interest rates, and continued execution of our share buy-back program. Additionally, Ms LaBrosse led key integration workstreams focused on Financial reporting, IT and Cybersecurity, meeting all goals.
Weighing Mr. Snyder’s accomplishments and other factors, the Compensation Committee supported the CEO’s recommendation and awarded him an individual performance factor of 105%. The Compensation Committee noted that:
•Mr Snyder played a key role in successful accomplishment of the corporate goals including support of the submission of three co-formulation patent applications and successful negotiation of the Collaboration and Licensing Agreement with Chugai. In addition, Mr Snyder played a key role in the successful completion of the Antares Pharma acquisition, leading multiple aspects of the diligence and negotiation and providing direction to external counsel.

Weighing Dr. LaBarre’s accomplishments and other factors, the Compensation Committee supported the CEOs recommendation and awarded him an individual performance factor of 100%. The Compensation Committee noted that:
•Dr. LaBarre played a key role in successful accomplishment of the corporate goals including helping identify the innovations that supported the submission of three co-formulation patent applications and leading the successful development and demonstration of the a large volume Auto-Injector prototype, following the acquisition of Antares Pharma.

The table below illustrates the 2022 cash incentive calculation for each NEO based on the following formula (also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table).

Named Executive Officer	Annualized Base Salary ($)	Target %	Annualized Target Amount ($)	Corporate Performance Factor	Individual Performance Factor	Final Payout ($)
Helen I. Torley (1)	871,732	80%	697,386	80%	N/A	557,909
Nicole LaBrosse	485,500	45%	218,475	80%	115%	200,997
Mark Snyder	525,000	45%	236,250	80%	105%	198,450
Michael J. LaBarre	520,000	45%	234,000	80%	100%	187,200
________________

(1)As noted above, Dr. Torley’s payout is based entirely on the attainment of objective, pre-established corporate performance goals without applying an individual performance factor.

LTI Compensation
All grants of LTI compensation are made under our stockholder-approved equity incentive plan. The Compensation Committee utilized three vehicles to deliver LTI awards to NEOs during 2022:
Stock Options are strongly aligned with stockholder interests because they deliver value to the NEO only if the value of our stock at the time of exercise exceeds the stock price on the day of grant. As a result, the Compensation Committee believes stock options encourage executives to focus on the decisions and behaviors required to support long-term sustainable increases in our stock price.
Time-vesting RSUs provide a counterbalance to the more uncertain value associated with stock options and PSUs while still maintaining alignment with the interests of our long-term stockholders, as the value of RSUs fluctuates (up or down) with changes in our stock price. As a result, the Compensation Committee believes time-vesting RSUs encourage executives to make decisions consistent with the long-term interests of our stockholders and help support retention.
Stock options and time-vesting RSUs granted to our NEOs in 2022 generally vest over a four-year period subject to continued employment.
PSUs help link our equity incentive program to achievement of specific performance goals established by the Compensation Committee. The Compensation Committee believes that the grant of PSUs furthers our executive compensation philosophy to tie achievement of company performance with executive compensation, aligns the interests of executive officers with our stockholders and encourages long-term performance.
The PSUs granted to the NEOs in 2022 are eligible to cliff vest after a three-year period provided they are earned based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index (excluding companies that had not be listed or traded on a national securities exchange for at least three consecutive years as of October 31, 2021, those that had gross revenue of less than $100 million dollars for the period of four consecutive calendar quarters ending with the last fiscal quarter for which there were publicly disclosed financial results as of October 31, 2021, and those that cease to be publicly-traded during the applicable performance period).
One-third of the target PSUs are earned based on three discrete performance periods each beginning on the grant date of the awards, with one performance period ending December 31, 2022, one performance period ending December 31, 2023, and one performance period ending December 31, 2024. For purposes of these awards, TSR for us and the applicable subset of component companies is based on a 20-trading day average trading price beginning on the PSU grant date and a 20-trading day average trading price ending on the last day of the applicable performance period. Dividend equivalents, if any, will be accrued as additional stock units and delivered with earned shares at vesting. The potential vesting percentages for the 2022 PSUs are as follows (with the percentage determined by linear interpolation for performance between the 25th and 75th percentiles):

Maximum	75th Percentile or Higher	150%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%

PSUs eligible to vest based on performance become vested on the third anniversary of the grant date of the awards following certification of performance results and assuming continued employment (subject to earlier vesting and payment on a pro-rated basis on an involuntary termination). The three-year cliff vesting schedule serves as additional retention and incentive for stock price performance to support long-term alignment with our stockholders.

2022 Annual LTI Awards
For 2022, the Compensation Committee awarded annual LTI compensation for the NEOs based on the fair value the Committee determined appropriate considering their assessment of annual equity award grants to peer group executives holding similar positions, and taking into account their assessment of the executive’s experience, expected contribution to the long-term success of the Company, and skill-set relative to industry peers at biopharmaceutical companies (with no specific weight applied to each factor). The Compensation Committee also determined that the award value for each NEO would be allocated 25% PSUs (at target), 40% stock options and 35% RSUs. Relative to the executive LTI grants in 2021, the weighting of stock options was increased (up from 30% in 2021) and RSUs were decreased (down from 40% in 2021) in order to increase the emphasis on performance-based awards, as the value of stock options depends on increases in our stock price after the grant of the awards. Ms. Sun did not receive an annual LTI award in 2022 because her employment with the Company ended before the regular grant of annual LTI awards to the executive team in 2022. Accordingly, the Compensation Committee awarded the following LTI values to our NEOs in 2022:

Name	Option Awards ($)	RSUs ($)	PSUs ($)	Total ($)
Helen I. Torley	3,300,008	2,887,511	2,062,529	8,250,048
Nicole LaBrosse	800,012	700,016	500,013	2,000,041
Mark Snyder (1)	1,250,007	1,250,031	500,013	3,000,051
Michael J. LaBarre	960,002	840,033	600,008	2,400,043
(1)    Mr. Snyder’s stock option grant and RSU grant shown above were awarded in connection with his commencement of employment on January 3, 2022, and his PSU award was granted when the PSUs were granted to the executive team generally.

PSU Award Vesting
The Compensation Committee has determined that, as to the one-third of the PSUs awarded in 2022 that correspond to a performance period ended December 31, 2022, 150% of such PSUs are eligible to vest based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index for that period (our TSR for that period was 64.8% and this placed us at the 98.8th percentile against the comparison group of companies for that period). These PSUs remain unvested, with vesting subject to continued employment through the third anniversary of the grant date of the awards.
We awarded PSUs in 2021 to Dr. Torley, Ms. Sun and Dr. LaBarre that are similar to the PSUs awarded in 2022. The Compensation Committee has determined that, as to the one-third of the PSUs awarded in 2021 that correspond to a performance period ended December 31, 2021, 130.04% of such PSUs are eligible to vest based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index for that period (our TSR for that period was -18.87% and this placed us at the 65.02nd percentile against the comparison group of companies for that period), and that, as to the one-third of the PSUs awarded in 2021 that correspond to a performance period ended December 31, 2022, 150% of such PSUs are eligible to vest based on our relative TSR measured against the applicable subset of component companies of the NASDAQ Biotechnology Index for that period (our TSR for that period was 26.58% and this placed us at the 89.16th percentile against the comparison group of companies for that period). Except for Ms. Sun’s PSUs which were forfeited in connection with her separation from employment, these PSUs remain unvested, with vesting subject to continued employment through the third anniversary of the grant date of the awards.

Competitive Peer Group
The Compensation Committee annually selects a group of peer companies against which Halozyme benchmarks the competitiveness of executive pay levels and program design (referred to in this CD&A as our “peer group” or “peer companies”). The peer group companies are identified based upon the Compensation Committee’s assessment of each company’s similarity with Halozyme with respect to science/business model, revenue, and market capitalization. The peer group is reviewed annually by the Compensation Committee.
For 2022 compensation decisions, the Compensation Committee utilized proxy data from the following companies, listed below. The Compensation Committee’s objective in selecting this peer group was to include a group of similar-sized public companies in the life sciences sector, with an emphasis on pharmaceutical and biotechnology companies with commercialized products. Targeted companies generally had revenues and market capitalization between 0.25x to 4.0x Halozyme’s size at the time of the analysis with Halozyme near the median on both measures.

2022 Peer Group
Acadia Pharmaceuticals Acceleron Pharmaceuticals Agios Pharmaceuticals Alnylam Pharmaceuticals Amicus Therapeutics Blueprint Medicines	Exelixis FibroGen Heron Therapeutics Ionis Pharmaceuticals Ironwood Pharmaceuticals	Ligand Pharmaceuticals Nektar Therapeutics Neurocrine Biosciences Sarepta Therapeutics Ultragenyx Pharmaceuticals

The following changes to the peer group were made for 2022:
•Amicus Therapeutics, Blueprint Medicines, Exelixis and Ionis Pharmaceuticals were added to the group based on the Compensation Committee’s assessment of the criteria noted above.
•Eagle Pharmaceuticals, Intercept Pharmaceuticals, Momenta Pharmaceuticals, Theravance Biopharma and Travere Therapeutics were removed from the group based on the Compensation Committee’s assessment of the criteria noted above and, in the case of Momenta Pharmaceuticals, because it was no longer publicly-traded.

Independent Compensation Consultant
The Compensation Committee retains F.W. Cook & Co. (“FW Cook”) as its independent compensation consultant to provide advice and counsel on matters related to our executive compensation program and FW Cook provides no other services to Halozyme. In 2022, FW Cook provided recommendations regarding the composition and selection of Halozyme’s peer group companies to be used with respect to 2022 and 2023 executive compensation decisions, performed a review of compensation levels and practices for similar executive positions at the peer group companies, advised regarding the compensation mix and levels for the NEOs, advised on the design and implementation of our annual LTI awards, reported on executive compensation trends and developments, and advised on the compensation arrangements for our non-employee directors. FW Cook reports directly to the Compensation Committee and regularly attends meetings of the Committee, as requested. The Compensation Committee assessed the independence of FW Cook pursuant to applicable rules and regulations of the SEC and NASDAQ and concluded that the engagement of FW Cook did not raise any conflicts of interest during fiscal 2022 and currently does not raise any conflicts of interest.
Compensation Risk Assessment
Our Compensation Committee, with assistance from its independent compensation consultant and with input from members of management, annually reviews our compensation programs, policies and practices to determine whether they encourage risk-taking that could have a material adverse effect on the Company. As part of this review, the Company evaluates the primary components of its compensations plans to identify whether those components properly balance compensation opportunities and risk. Our Compensation Committee considers various factors, including the following:
•The Company’s pay philosophy provides an effective balance in cash and equity award mix, short- and long-term performance periods, financial and non-financial performance, formulas and discretion.
•The Company’s compensation programs include an appropriate mix of short- and long-term goals and incentives.
•The Compensation Committee has discretion to make positive and negative adjustments to payouts under the Company’s compensation plans.
•Policies are in place to manage or mitigate risk, such as stock ownership guidelines, vesting periods on equity awards, insider-trading prohibitions that also restrict hedging and pledging, recoupment policy and provisions, and independent Compensation Committee oversight.
•The Company’s design and oversight principles also apply to its broad-based employee compensation plans.
Based on this review, the Compensation Committee, based in part on the input from its compensation consultants, concluded that the risks arising from the Company’s compensation policies and practices, for both our executive officers and our other employees, are not reasonably likely to have a material adverse effect on Halozyme.

Other Compensation Matters
Stock Ownership and Retention Guidelines
We maintain stock ownership guidelines for our executive officers which stipulate that the CEO is expected to own shares of Halozyme common stock with value equal to no less than six times the CEO’s current base salary and that all other executive officers are expected to own shares of Halozyme common stock with value equal to no less than two times the officer’s current base salary. Certain other officers designated by the Compensation Committee are expected to own shares of Halozyme common stock with value no less than one times the officer’s current base salary. Each executive officer is expected to comply with the guidelines within five years of appointment as an executive officer, and has three years to comply with any incremental ownership required as a result of a promotion or other increase in applicable ownership multiple. Share ownership that counts for purposes of satisfying the applicable guideline level of ownership includes fully-owned shares (including shares held in trust and by immediate family members), vested but deferred shares, shares held in retirement accounts, and unvested stock units that are subject to time-based vesting only. Stock units subject to unsatisfied performance-based vesting conditions and unexercised stock options are not counted when evaluating compliance. Each executive officer is required to: (i) hold at least 50% of all net shares (after shares withheld or sold to pay tax obligations) of RSUs and PSUs that vest; and (ii) hold at least 50% of the underlying net gain (i.e., not including shares sold to pay the exercise price or to satisfy tax obligations) in shares of the Company’s common stock as a result of stock option exercises, until the executive officer comes into compliance with the stock ownership guidelines. The Compensation Committee annually reviews progress executive officers are making toward achieving compliance with these guidelines and has determined that all of our NEOs have achieved their specific ownership levels as of March 24, 2023.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain current and former executive officers. As a result, we expect that compensation paid per year to our NEOs and certain former executive officers in excess of $1 million generally will not be deductible, subject to limited exceptions. The Compensation Committee generally seeks to preserve tax deductions for executive compensation where available but may make compensation decisions based on other factors when it believes doing so is in the best interest of the Company and its stockholders.
Change in Control Agreements
We have entered into Change in Control Agreements with our executive officers. We believe that the occurrence or potential occurrence of a change in control transaction creates uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions are common in our industry and often result in significant organizational changes, particularly at the senior executive level. We provide additional severance protections under the Change in Control Agreements to help ensure that executives can objectively evaluate change in control transactions that may be in the best interest of stockholders despite the potential negative consequences such transactions may have on them personally and to encourage executives to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain.
Non-Change in Control Severance Policy
The Compensation Committee has approved a Company-wide severance policy, outside of a change in control context, that is also applicable to our executive officers. We believe that such severance protections are only appropriate in the event an executive is involuntarily terminated without cause and that these severance benefits are appropriate in light of severance protections available to executives at our peer group companies, and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.

Incentive Compensation Recoupment (“Clawback Policy”)
The Compensation Committee has approved an incentive compensation recoupment policy which provides for the recovery of compensation received by NEOs in connection with a material restatement in Halozyme’s financial statement disclosure. The Board of Directors may seek reimbursement of annual cash incentive compensation and all equity compensation awards where the payout or vesting exceeds the amounts that would have been received had the financial results been properly reported. We intend to adopt a clawback policy that is consistent with the requirements of Exchange Act Rule 10D-1 following the release and effectiveness of Nasdaq listing standards in accordance with such rule.

Hedging and Pledging Restrictions

The Company’s Insider Trading Policy prohibits the pledging of Company securities as collateral and entering into transactions to hedge the value of Company securities owned by executives subject to the policy. Under the policy all directors and employees (including officers), or their designees, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Halozyme’s equity securities that are either (i) granted to the employee or director by Halozyme as part of the compensation of the employee or director or (ii) held, directly or indirectly, by the employee or director.

Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Bernadette Connaughton (Chair)
Jean-Pierre Bizzari, M.D.
Connie Matsui

2022 Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2022, 2021 and 2020 by each individual who acted as our principal executive officer, our principal financial officer, and our other most highly compensated executive officers during the fiscal year ended December 31, 2022.

2022 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Helen I. Torley	2022	871,732	—		4,950,040	3,300,008	557,909	17,289	9,696,978
President and Chief Executive Officer	2021	830,221	—		4,060,081	1,740,001	807,619	15,372	7,453,294
	2020	791,440	—		2,500,018	2,500,001	712,270	15,147	6,518,876

Nicole LaBrosse	2022	467,836	—		1,200,030	800,012	200,997	14,228	2,683,103
Senior Vice President Chief Financial Officer

Elaine D. Sun	2022	44,909	—		—	—	—	70,831	115,740
Former Senior Vice President Chief Financial Officer	2021	494,000	—		1,155,062	495,009	—	14,271	2,158,342
	2020	395,833	150,000		1,500,269	1,000,008	180,352	133,399	3,359,861

Mark Snyder	2022	525,000	—	(9)	1,750,044	1,250,007	198,450	16,701	3,740,202
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Michael J. LaBarre	2022	520,000	—		1,440,041	960,002	187,200	16,037	3,123,280
Senior Vice President, Chief Technical Officer	2021	494,000	—		1,050,040	450,010	270,217	15,333	2,279,600
	2020	475,000			650,009	650,007	220,163	15,018	2,010,197

________________
(1)This column represents the grant date fair value of stock awards granted to the NEOs in fiscal years 2022, 2021 and 2020, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 7 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 21, 2023. Stock awards granted to executive officers consist of RSUs and PSUs. A portion of the amounts reported in this column for each NEO for 2022 and 2021 (and, as to Ms. Sun, a portion for 2020) reflect the grant-date fair value of PSUs granted to the executives during that fiscal year. In accordance with applicable SEC rules, these amounts were determined based on the probable outcome (determined as of the date of grant of the awards) of the performance-based conditions applicable to the awards. For these purposes, the grant date fair value for the PSU awards granted to each of the NEOs was determined based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date. The significant assumptions used in the Monte Carlo simulation pricing model were as follows:

	2022	2021	2020
Expected volatility	40.52%	40.96%	46.5%
Risk-free interest rate	1.71%	0.20%	0.28%
Expected dividend yield	—	—	—

The following table presents the aggregate grant-date fair value of these performance-based awards granted in fiscal 2022 and 2021 included in the “Stock Awards” column for those years and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions was achieved. Ms. Sun was the only NEO who received PSUs in 2020. The aggregate grant-date fair value of Ms. Sun’s PSUs awarded in fiscal 2020 included in the “Stock Awards” column for that year was $500,264, which was also the grant date value of that award assuming that the highest level of performance conditions was achieved.

	Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2022)		Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2021)
Name	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)
Helen I. Torley	2,062,529	3,093,794	1,450,060	2,175,060
Nicole LaBrosse	500,013	750,020	—	—
Elaine D. Sun	—	—	412,545	618,818
Mark Snyder	500,013	750,020	—	—
Michael J. LaBarre	600,008	900,012	375,007	562,510
(2)This column represents the grant date fair value of stock options granted to the NEOs in fiscal years 2022, 2021 and 2020, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 9 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 21, 2023.
(3)The amounts reported in the Summary Compensation Table for stock awards and option awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on stock price fluctuations and the NEO’s continued employment. To see the exact share amounts and the value of awards made to the NEOs in fiscal 2022, see the 2022 Grants of Plan-Based Awards table below. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2022 table.
(4)Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year based on applicable performance levels for such fiscal year, regardless of whether part or all of such amounts were paid in a subsequent fiscal year.
(5)The table below lists the amounts set forth in this column which consist of other compensation including (i) Company contributions to Halozyme Therapeutics, Inc. 401(k) plan, (ii) payout of accrued paid time off for Ms. Sun in connection with her separation from employment, and (iii) Company payments for group term insurance premiums.

Name	401(k) Plan Company Matching Contributions ($)	Payout of Accrued Paid Time Off ($)	Other Compensation ($)	Total ($)
Helen I. Torley	$13,725	—	$3,564	$17,289
Nicole LaBrosse	$13,725	—	$503	$14,228
Elaine D. Sun	$4,178	66,500	$153	$70,831
Mark Snyder	$13,725	—	$2,976	$16,701
Michael J. LaBarre	$13,725	—	$2,312	$16,037

2022 Grants of Plan-Based Awards
The following table sets forth certain summary information with respect to plan-based awards granted during the fiscal year ended December 31, 2022 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Helen I. Torley	n/a	—	697,386	1,394,771
	2/16/2022							84,037			2,887,511
	2/16/2022				24,958	49,916	74,874				2,062,529
	2/16/2022								257,046	34.36	3,300,008
Nicole LaBrosse	n/a	—	218,475	439,950
	2/16/2022							20,373			700,016
	2/16/2022				6,051	12,101	18,152				500,013
	2/16/2022								62,315	34.36	800,012
						—					—
Mark Snyder	n/a	—	236,250	472,500
	1/03/2022							30,444			1,250,031
	2/16/2022				6,051	12,101	18,152				500,013
	1/03/2022								83,142	41.06	1,250,007
Michael J. LaBarre	n/a	—	234,000	468,000
	2/16/2022							24,448			840,033
	2/16/2022				7,261	14,521	21,782				600,008
	2/16/2022								74,777	34.36	960,002
________________
(1)For a description of the elements of the annual incentive plan applicable to our NEOs, refer to “Compensation Discussion and Analysis - Elements of Executive Compensation for 2022” in this proxy statement. The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2022 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”
(2)The PSU awards to our NEOs were granted in February 16, 2022 and vest based on our relative TSR measured against the applicable subset of component companies in the NASDAQ Biotechnology Index over a three-year performance period, subject to the NEO’s continued employment through the third anniversary of the grant date.
(3)The RSU awards to our NEOs were granted in February 16, 2022 and vest one-fourth on each anniversary of the date of grant.
(4)The option awards to our NEOs were granted in February 16, 2022 and vest one-fourth on the first anniversary of the date of grant and then 1/48 of the shares monthly over the three-year period thereafter.
(5)These amounts represent the grant date fair value of stock awards granted to our NEOs in fiscal year 2022 in accordance with the FASB ASC Topic 718. For information on the assumptions used in the accounting fair value computations, see footnotes (1) through (3) to the Summary Compensation Table above.

Outstanding Equity Awards at December 31, 2022
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2022:

OUTSTANDING EQUITY AWARDS AT December 31, 2022
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Helen I. Torley	1/6/2014	90,000	—	14.66	1/6/2024	—	—	—		—
	2/6/2015	200,000	—	13.87	2/6/2025	—	—	—
	2/3/2016	376,569	—	8.11	2/3/2026	—	—	—		—
	2/22/2017	251,923	—	12.07	2/22/2027	—	—	—		—
	2/14/2018	201,552	—	18.41	2/14/2028	—	—	—		—
	2/12/2019	239,792	10,426	16.65	2/12/2029	32,794	1,865,979	—		—
	2/10/2020	188,452	77,599	19.98	2/10/2030	62,562	3,559,778	—		—
	2/15/2021	41,310	48,824	49.84	2/15/2031	39,276	2,234,804	21,348	(4)	1,214,701
	2/15/2021	—	—	—	—	—	—	11,433	(5)	650,538
	2/16/2022	—	257,046	34.36	2/16/2032	84,037	4,781,705	24,959	(6)	1,420,167
	2/16/2022	—	—	—	—	—	—	49,916	(7)	2,840,192
Nicole LaBrosse	7/1/2015	35,000	—	22.50	7/1/2025	—	—	—		—
	2/22/2017	11,271	—	12.07	2/22/2027	—	—	—		—
	8/1/2017	1,947	—	12.49	8/1/2027	—	—	—		—
	2/14/2018	8,813	—	18.41	2/14/2028		—	—		—
	2/12/2019	10,155	442	16.65	2/12/2029	1,389	79,034	—		—
	2/10/2020	15,076	6,209	19.98	2/10/2030	5,005	284,785	—		—
	2/15/2021	5,935	7,016	49.84	2/15/2031	3,762	214,058	—		—
	2/16/2022	—	62,315	34.36	2/16/2032	20,373	1,159,224	6,051	(6)	344,302
	2/16/2022	—	—	—	—	—	—	12,101	(7)	688,518
Mark Snyder	1/3/2022	—	83,142	41.06	1/3/2032	30,444	1,732,264	—		—
	2/16/2022	—	—	34.36	2/16/2032	—	—	6,051	(6)	344,302
	2/16/2022	—	—	—	—	—	—	12,101	(7)	688,518
Michael J. LaBarre	2/4/2015	34,000	—	13.81	2/4/2025	—	—	—		—
	2/3/2016	78,452	—	8.11	2/3/2026	—	—	—		—
	2/22/2017	56,352	—	12.07	2/22/2027	—	—	—		—
	2/14/2018	40,489	—	18.41	2/14/2028	—	—	—		—
	7/2/2018	2,000	—	16.78	7/2/2028	—	—	—		—
	2/12/2019	57,639	2,507	16.65	2/12/2029	7,883	448,543	—		—
	2/10/2020	48,997	20,177	19.98	2/10/2030	16,266	925,535	—		—
	2/15/2021	10,683	12,628	49.84	2/15/2031	10,158	577,990	5,522	(4)	314,202
	2/15/2021	—	—	—	—	—	—	2,957	(5)	168,225
	2/16/2022	—	74,777	34.36	2/16/2032	24,448	1,391,091	7,262	(6)	413,208
	2/16/2022	—	—	—	—	—	—	14,520	(7)	826,188
________________

(1)Each option vests at the rate of one-fourth of the underlying shares on the first anniversary of the date of grant and one-forty-eighth of the shares each month thereafter.
(2)Each RSU was scheduled to vest to one-fourth of the total number of stock units subject to the award on each of the first four anniversaries of the grant date. Reflects the number of outstanding and unvested RSUs subject to the award.
(3)These values are computed by multiplying the closing trading price of our common stock on NASDAQ on December 31, 2022, the last trading date in fiscal year 2022, of $56.90 by the number of shares or stock units, as applicable, set forth in this table.
(4)These are the portions of the 2021 PSU awards corresponding to the performance periods ending in 2021 and 2022. Reflects the number of stock units subject to the awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance periods.
(5)These are the portions of the 2021 PSU awards corresponding to the performance period ending in 2023. Reflects the maximum number of stock units (150% of the target number of stock units) corresponding to this portion of the award that are eligible to vest on the third anniversary of the grant date because, had the performance period ended at the end of 2022, the performance level would have exceeded the target level.
(6)These are the portions of the 2022 PSU awards corresponding to the performance period ending in 2022. Reflects the number of stock units subject to the awards that are eligible to vest on the third anniversary of the grant date based on actual performance for the completed performance period.
(7)These are the portions of the 2022 PSU awards corresponding to the performance periods ending in 2023 and 2024. Reflects the maximum number of stock units (150% of the target number of stock units) corresponding to this portion of the award that are eligible to vest on the third anniversary of the grant date because, had the performance period ended at the end of 2022, the performance level would have exceeded the target level.

Option Exercises and Stock Awards Vested
The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2022:

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL YEAR 2022
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Helen I. Torley	60,000	2,465,334	105,898	3,631,783
Nicole LaBrosse	—	—	6,403	220,420
Elaine D. Sun	50,297	1,105,814	—	—
Mark Snyder	—	—	—	—
Michael J. LaBarre	—	—	25,173	864,482
________________
(1)The value realized on exercise is based on the difference between the closing trading price of Halozyme common stock on the date of exercise and the exercise price of each option.
(2)The amounts in this column represent the number of RSU or PSU shares that vested. The actual number of shares issued was the number of shares vested reduced by the number of shares withheld to satisfy applicable tax withholding obligations.
(3)The value realized on vesting is based on the closing trading price of Halozyme common stock NASDAQ on the vest date.

Potential Payments Upon Termination or Change in Control
This section describes the benefits that may be provided to our NEOs (other than Ms. Sun, who separated from employment with the Company during 2022) upon certain terminations of their employment with the Company.
Termination Prior to Change in Control
Under our severance policy, if an executive officer’s employment is terminated by the Company without cause, the executive officer is entitled to receive cash severance equal to one times (in the case of the CEO, one and one-half times) the executive officer’s then-current annual base salary, plus a pro-rated portion of the executive’s target annual cash incentive for the year of termination. Cash payments under the severance policy will normally be made in a lump sum payment, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also pay certain costs for the executive to continue healthcare coverage over the applicable severance period, and the executive’s vested options will remain exercisable for one year following the termination date (or, if earlier, until the expiration date of the option).
The PSU awards granted to our NEOs in 2021 and 2022 provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason and the executive provides a release of claims, any PSUs credited based on performance during a performance period that has already been completed will fully vest on the executive’s termination, and PSUs subject to a performance period that has not yet been completed will remain outstanding and eligible to vest based on performance during that period, subject to pro-ration to reflect the executive’s employment during the performance period. If the executive’s employment terminates due to the executive’s death or disability, any PSUs credited based on performance during a performance period that has already been completed will fully vest on the executive’s termination, and the target number of PSUs for the next performance period scheduled to be completed after the termination date will vest pro-rata based on the executive’s employment during that performance period. The table below presents the benefits that would be provided to each of the NEOs (other than Ms. Sun, who separated from employment with the Company during 2022) assuming the NEO was terminated by us without cause (prior to a change in control of the Company) on December 31, 2022 and executed a release of claims in a form satisfactory to the Company:

Name	Lump Sum Severance Payment	Post- Termination Healthcare	Equity Awards (1)	Total
Helen I. Torley	$2,004,984	$42,845	$2,634,870	$4,682,699
Nicole LaBrosse	703,975	33,090	229,478	966,543
Mark Snyder	760,603	—	344,302	1,104,905
Michael J. LaBarre	754,000	2,334	727,410	1,483,744

________________
(1)Amounts shown in this column reflect the market value of unvested PSUs that would have accelerated if the NEO was terminated without cause (or resigned for good reason) as described above on December 31, 2022. Values were derived using the closing trading price of our common stock on NASDAQ on December 31, 2022, the last trading date in fiscal year 2022, of $56.90. The number of accelerated PSUs for the 2022 performance period was determined based on our relative TSR through December 31, 2022. We did not include any amount for the PSUs allocated to the 2021-2023, the 2022-2023, or the 2022-2024 performance periods because the number of PSUs that will vest with respect to those periods is not known as it will depend on our future performance (the maximum value of those PSUs at December 31, 2022 was $1,518,264 for Dr. Torley, $317,559 for Ms. LaBrosse, $265,211 for Mr. Snyder, and $427,946 for Mr. LaBarre. These amounts were calculated solely for purposes of this disclosure, and there can be no assurance that the value actually be realized by the executive for these awards (if any) will be equal to the value shown in this column.

The table below presents the benefits that would be provided to each of the NEOs (other than Ms. Sun, who separated from employment with the Company during 2022) assuming the NEO’s employment terminated due to death or disability (prior to a change in control of the Company) on December 31, 2022:

2022 Potential Payments Upon Termination Due to Death/Disability Prior to Change in Control

Name	Equity Awards (1)
Helen I. Torley	$3,359,433
Nicole LaBrosse	451,388
Mark Snyder	451,388
Michael J. LaBarre	929,064
________________
(1)Amounts shown in this column reflect the spread value of unvested equity awards that would have accelerated if the NEO’s employment terminated due to death or disability on December 31, 2022. Please see the note to the 2022 Potential Payments Upon Termination Without Cause Prior to Change in Control table above for the calculation of these amounts. The number of accelerated PSUs for the 2022 performance period was determined based on our relative TSR through December 31, 2022, and the number of accelerated PSUs for the 2021-2023 and the 2022-2023 performance periods represents the target number of PSUs allocated to each such period (pro-rated for the executive’s period of employment). These amounts were calculated solely for purposes of this disclosure, and there can be no assurance that the value actually be realized by the executive for these awards (if any) will be equal to the value shown in this column.
Change in Control
We have entered into Change in Control Agreements with each of our executive officers. The Change in Control Agreements provide for cash severance, continued healthcare coverage and accelerated vesting of equity awards if the executive is terminated without cause, resigns for good reason, or is terminated due to death or disability (as such terms are defined in the Change in Control Agreements), in each case on or within 12 months following a change in control transaction. The cash severance, to be made in a lump sum payment, will equal: a multiple (two times for the CEO and one-and-one-half times for the other executive officers) of the sum of (i) the executive’s then-current annual base salary; and (ii) the amount of the executive’s target annual cash incentive opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected heath care premiums under the Company’s group health plans for 18 months after termination of employment (24 months in the case of the CEO). In addition, the Change in Control Agreement provides that the executive’s outstanding and unvested equity awards granted by the Company will be fully vested upon the executive’s termination (with equity awards that are subject to performance-based vesting to accelerate based on the greater of (x) the target performance level for the applicable portion of the award and (y) the actual performance level achieved for the applicable portion of the award through the executive’s termination date). However, the PSU awards granted to the NEOs in 2021, 2022 and 2023 provide that if a change in control occurs any performance period then in progress will terminate and the number of PSUs to be credited under the award will be determined based on performance through the change in control. Such credited PSUs will remain subject to time-based vesting through the third anniversary of the grant date, subject to accelerated vesting if the credited PSUs are not assumed by the acquiring company or if within two years after the change in control the executive’s employment is terminated by the Company without cause, by the executive for good reason, or due to the executive’s death or disability. An executive officer will not be entitled to severance benefits under our severance policy described above if the executive is entitled to severance benefits under their Change in Control Agreement. The Change in Control Agreements also provide that if an executive officer’s severance benefits would be subject to the parachute payment taxes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, and a reduction in benefits to avoid such taxes would put the executive in a better after-tax position, then the executive’s benefits will be reduced to the extent necessary to avoid such taxes.

Assuming a change in control took place on December 31, 2022 and each of the NEOs was terminated without cause, resigned for good reason or was terminated due to death or disability in each case on December 31, 2022, the NEOs (other than Ms. Sun, who separated from employment with the Company during 2022) would have received the following benefits as a result of such terminations:
2022 Potential Payments Upon Change in Control Termination

Name	Equity Awards (1)	Lump Sum Cash Severance	Post- Termination Healthcare	Total
Helen I. Torley	$26,006,792	$3,138,235	$84,011	$29,229,038
Nicole LaBrosse	$4,126,787	$1,055,963	$72,992	$5,255,742
Mark Snyder	$3,737,780	$1,141,875	$—	$4,879,655
Michael J. LaBarre	$7,126,380	$1,131,000	$5,149	$8,262,529
________________
(1)Amounts shown in this column reflect the value of the unvested equity awards that would have accelerated if the NEO’s employment terminated in the circumstances described above on December 31, 2022 in connection with a change in control. Please see the note to the 2022 Potential Payments Upon Termination Without Cause Prior to Change in Control table above for the calculation of these amounts. The number of accelerated PSUs was determined based on our relative TSR through December 31, 2022. These amounts were calculated solely for purposes of this disclosure and there can be no assurance that the value actually realized by the executive for these awards (if any) will be equal to the value shown in this column.

Elaine Sun’s Separation from Employment
On February 2, 2022, the Company decided to transition the role of the Chief Financial Officer and informed Ms. Sun of its decision. Ms. Sun’s separation qualified as a termination of employment without cause pursuant to the Company’s severance policy (described above) and made her eligible for severance benefits under the severance policy subject to the execution of a general release of claims. Ms. Sun has not satisfied such release condition and, as a result, no severance benefits were paid to Ms. Sun as of the date of this proxy filing.

CEO Pay Ratio
For 2022, Dr. Torley’s total compensation was $9,696,978, as shown in the Summary Compensation Table above. The total compensation for our median employee (excluding the CEO) in 2022 was $195,560. Therefore, Dr. Torley’s total compensation for 2022 was 50 times that of the median employee’s total compensation in 2022. The Company believes the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.
The compensation elements that were considered in the identification of the median employee were annualized base pay, target cash bonus opportunity and target long-term incentive award grant date fair value for 2022 for all employees, excluding the CEO, as of December 31, 2022. The total number of our employees as of December 31, 2022 (excluding the CEO) was 383. We used this population to determine the median employee. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.

Pay Versus Performance

The following summarizes the relationship between our CEO’s, and our other Named Executive Officers’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”):

2022 Pay-Versus-Performance Table
					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary of Compensation Table for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (Millions) (5)	Revenue (Millions) (6)
2022	9,696,978	22,817,187	2,415,581	3,154,512	320.93	113.65	202.1	660.1
2021	7,453,294	5,992,078	2,398,657	591,581	226.79	126.45	402.7	443.3
2020	6,518,876	24,374,731	1,812,287	4,356,681	240.89	126.42	129.0	268.0

(1)Helen I Torley was our CEO for each of the three years included in the table above. For 2020, our Non-PEO NEOs were Elaine D. Sun, Laurie D. Stelzer, Masaru Matsuda, and Michael J. LaBarre. For 2021, our Non-PEO NEOs were Elaine D. Sun, Masaru Matsuda, and Michael J. LaBarre. For 2022, our Non-PEO NEOs were Nicole LaBrosse, Elaine D. Sun, Mark Snyder, and Michael J. LaBarre. Ms. Sun commenced employment with Halozyme on March 2, 2020 and separated employment from Halozyme on February 2, 2022. Ms. Stelzer separated employment from Halozyme on March 6, 2020. Mr. Matsuda separated employment from Halozyme on December 31, 2021. Ms. LaBrosse was appointed to Halozyme’s Chief Financial Officer on February 2, 2022 and Mr. Snyder commenced employment with Halozyme on January 3, 2022.
(2)See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for each fiscal year covered in the table. The average compensation for the Non-PEO NEOs for 2022 was calculated in the Summary Compensation Table above. The average compensation for the Non-PEO NEOs for each of 2021 and 2020 was calculated from the Summary Compensation Table as disclosed in our proxy statement filed with the Securities and Exchange Commission in calendar year 2022 or 2021, respectively.
(3)For purposes of this table, the compensation actually paid (“Compensation Actually Paid”, or “CAP”) to each of our Named Executive Officers (including for purposes of this table, former named executive officers who are included in the Non-PEO NEO group for the applicable year) means the Named Executive Officer’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the Named Executive Officer for the applicable year, and adjusted for the following with respect to Halozyme’s LTI awards granted to the Named Executive Officer:
•Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
•Plus the vesting date value of awards which were granted and vested during the same covered fiscal year,
•Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year,
•Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,
•Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends or other earnings were paid by Halozyme on any Named Executive Officer’s Halozyme LTI awards during the fiscal years covered by the table),

•Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Halozyme LTI awards held by the Named Executive Officers were materially modified during the fiscal years covered by the table).
In making each of these adjustments, the “value” of an award in the fair value of the award on the applicable date determined in accordance with FASB’s ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table that appears in our annual proxy statement.
The table reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs.
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)	Fiscal Year 2020 ($)
Summary Compensation Table Total	$9,696,978	$7,453,294	$6,518,876
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$8,250,048	$5,800,082	$5,000,019
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$16,906,354	$4,269,706	$12,349,282
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$4,707,222	$(1,200,168)	$8,855,689
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(243,319)	$1,269,328	$1,650,904
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—
Compensation Actually Paid	$22,817,187	$5,992,078	$24,374,731

The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)	Fiscal Year 2020 ($)
Summary Compensation Table Total	$2,415,581	$2,398,657	$1,812,287
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	$1,850,034	$1,550,057	$1,200,080
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$3,501,893	$801,386	$3,060,449
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$390,849	$(226,734)	$959,721
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(17,998)	$151,721	$199,408
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(1,285,779)	$(983,392)	$(475,103)
Compensation Actually Paid	$3,154,512	$591,581	$4,356,681

(4)Total Shareholder Return represents the return on a fixed investment of $100 in Halozyme’s stock for the period beginning on the last trading day of 2019 through the end of the applicable fiscal year. Peer Group Total Shareholder Return represents the return on a fixed investment of $100 in the NASDAQ Biotechnology Index for the period beginning on the last trading day of 2019 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three years against our total shareholder return and the total shareholder return for the NASDAQ Biotechnology Index (each calculated as described above) over that period of time.

(5)This column shows Halozyme’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three years against our net income for each of those years.

(6)This column shows Halozyme’s revenue for each fiscal year covered by the table. We consider revenue to be a the most important financial performance metric in our 2022 executive compensation program because it is used in determining each of our NEO’s annual 2022 cash incentive. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three years against our revenue for each of those years.

Following is an unranked list of the Halozyme financial performance measures we consider most important in linking the compensation actually paid to our Named Executive Officers for 2022 with Halozyme performance.
•Revenue (as used in our 2022 EBP)
•Non-GAAP Operating Income (as defined in the discussion of our 2022 EBP included in the Compensation Discussion and Analysis above and as used in our 2022 EBP)
•Stock Price (including relative TSR, as used in our PSUs awarded in 2021 and 2022 and as described in the Compensation Discussion and Analysis above)
In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our equity awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management with the interests of our stockholders.

Compensation of Directors
The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2022 by each individual who served as a non-employee director at any time during the fiscal year:

2022 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jean-Pierre Bizzari	65,000	250,040	315,040
Bernadette Connaughton	70,000	250,040	320,040
James M. Daly	66,717	250,040	316,757
Jeffrey W. Henderson	132,679	250,040	382,719
Connie L. Matsui	83,458	250,040	333,498
Moni Miyashita	42,008	250,040	292,048
Matthew L. Posard	75,000	250,040	325,040
________________
(1)Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2022 in accordance with FASB ASC Topic 718.
(2)The aggregate numbers of shares subject to unvested restricted stock unit awards held by the non-employee directors as of December 31, 2022 are described below:

Name	Aggregate Number of Stock Awards Outstanding (#)
Jean-Pierre Bizzari	6,206
Bernadette Connaughton	6,206
James M. Daly	6,206
Jeffrey W. Henderson	6,206
Connie L. Matsui	6,206
Moni Miyashita	6,206
Matthew L. Posard	6,206

Directors’ Compensation
The compensation program for our non-employee directors is as follows:
(1) Initial award - each non-employee director receives an initial restricted stock unit grant having a grant date value of $250,000 (with the number of shares of Company common stock subject to the award equal to $250,000 divided by the closing trading price of the Company’s common stock on NASDAQ on the date of grant, with any fraction rounded up to the nearest whole share) upon joining the Board; provided that, the grant date value of the award for a director first elected or appointed between Annual Meetings shall be prorated based on the number of full quarters the individual is scheduled to serve as a non-employee director from the date of election or appointment until the next Annual Meeting of the Stockholders such that the recipient will receive a grant of restricted stock units valued at $187,500 for a period of service exceeding three quarters, a grant of restricted stock units valued at $125,000 for a period of service exceeding two-quarters (but no more than three quarters), a grant of restricted stock units valued at $62,500 for a period of service exceeding one quarter (but no more than two quarters), and no award for a period of service of one quarter or less. Subject to acceleration in the event of a change of control of the Company, this initial restricted stock unit grant will vest upon the date of the next Annual Meeting following the date of the initial restricted stock unit grant.
(2) Annual award - Immediately following each Annual Meeting, each non-employee director then in office automatically receives an annual restricted stock unit grant having a value of $250,000 (with the number of shares of Company common stock subject to the award equal to $250,000 divided by the closing trading price of the Company’s common stock on NASDAQ on the date of grant, with any fraction rounded up to the nearest whole share). Subject to acceleration in the event of a change of control of the Company, this annual restricted stock unit grant will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of the annual restricted stock unit grant. All restricted stock unit awards after our 2021 annual meeting are granted under our 2021 Stock Plan.
For 2023, our Board of Directors has approved an annual stock option grant, with a grant date fair value of approximately $150,000 for each of our non-employee directors continuing in office after the Annual Meeting, or who are newly elected or appointed to the Board, in addition to the Annual restricted stock unit grants.
Our non-employee directors also receive an annual retainer of $50,000 for service on the Board, provided that our Chair of the Board of Directors receives an annual retainer of $125,000, as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who serve on the Audit Committee receive an annual retainer of $15,000, provided that the Chair of that committee receives an annual retainer of $30,000. Non-employee directors who serve on the Compensation Committee receive an annual retainer of $10,000, provided that the Chair of that committee receives an annual retainer of $20,000. Non-employee directors who serve on the Nominating and Corporate Governance Committee receive an annual retainer of $5,000, provided that the Chair of that committee receives an annual retainer of $10,000. Employee directors (including our CEO) do not receive any compensation for service on the Board of Directors.
We also maintain stock ownership guidelines for our non-employee directors which stipulate that each non-employee director is expected to own shares of Halozyme common stock with value equal to no less than five times the non-employee director’s base annual retainer for service on the Board of Directors. Each non-employee director is expected to comply with the guidelines within five years of election or appointment to the Board of Directors. Share ownership that counts for purposes of satisfying the applicable guideline level of ownership is the same as under our executive stock ownership guidelines, as described in the CD&A above. The same retention requirements apply to a non-employee director whose level of stock ownership does not satisfy the applicable guideline level of ownership as under our executive stock ownership guidelines, as described in the CD&A above.
In 2021, the Company adopted the Halozyme Nonqualified Deferred Compensation Plan (the “Cash Deferral Plan”) and the Halozyme Therapeutics, Inc. Directors Deferred Equity Compensation Plan (the “Equity Deferral Plan”), each to take effect in 2022. Under the Cash Deferral Plan, a non-employee director may elect to defer payment of all or a portion of the director’s annual cash compensation, deferrals are credited with earnings or losses based on investment fund elections made by the director, and the deferred amounts (as adjusted for such earnings or losses) will be paid to the director (in a lump sum or annual installments over up to five years, as elected by the director) when the director no longer serves on the Board of Directors or an earlier distribution date elected by the director in accordance with the plan. Under the Equity Deferral Plan, a non-employee director may elect (1) to convert all or a portion of the director’s annual cash compensation into Company restricted stock units awarded under our 2021 Stock Plan and/or (2) to defer the payment of the director’s annual restricted stock unit award from the Company. If a non-employee director elects to convert all or a portion of the director’s cash retainers into restricted stock units, the director will be credited with additional restricted stock units on the date the retainers would have otherwise been paid to the director equal to (1) the amount being deferred to the Equity Deferral Plan that would have otherwise been paid to the director on that date, divided by (2) the average closing price for a share of Company common stock over the period of ten consecutive trading days ending with the last trading day prior to the crediting date. Deferred restricted stock units will be credited with dividend equivalents to preserve the value of the awards if/when the Company were to ever pay a dividend. A non-employee director’s deferred restricted stock units will be paid in Company common stock (in a lump sum or annual installments over up to five years as elected by the director) when the director no longer serves on the Board of Directors or, if earlier, upon a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of March 6, 2023, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and current executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
BlackRock, Inc	19,196,061	(4)	14.2%
55 East 52nd Street, New York, NY 10055
Vanguard Group Inc.	13,303,847	(5)	9.8%
100 Vanguard Blvd., Malvern, PA 19355
Artisan Partners Limited Partnership	7,140,953	(6)	5.3%
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
Invesco Ltd	7,036,951	(7)	5.2%
1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309
Helen I. Torley	2,268,343	(8)	1.6%
Nicole LaBrosse	118,732	(9)	*
Elaine D. Sun	14,018		*
Michael J. LaBarre	499,563	(10)	*
Mark Snyder	32,520	(11)	*
Jean-Pierre Bizzari	58,750		*
Bernadette Connaughton	26,015		*
James M. Daly	32,438		*
Jeffrey W. Henderson	39,045		*
Connie L. Matsui	178,939		*
Matthew L. Posard	98,983		*
Moni Miyashita	6,206		*
Directors and current executive officers as a group (11 persons)	3,359,534		2.4%
________________
*    Less than 1%.
(1)Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 12390 El Camino Real, San Diego, CA 92130.
(2)Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)Calculated on the basis of 135,415,332 shares of common stock outstanding as of March 6, 2023, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 6, 2023 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2023. BlackRock, Inc. beneficially owned 19,196,061 shares, with sole voting power over 18,972,538 shares and sole dispositive power over 19,196,061 shares and shared voting and dispositive power over 0 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.
(5)Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. The Vanguard Group beneficially owned 13,303,847 shares, with sole voting power over 0 shares, shared voting power over 228,181 shares, sole dispositive power over 12,940,422 shares and shared dispositive power over 363,425 shares, which shares are reported by The Vanguard Group as in its own capacity and on behalf of its subsidiaries.
(6)Based on Schedule 13G/A filed by Artisan Partners Limited Partnership (and affiliated companies pursuant to a joint filing agreement) with the SEC on February 10, 2023. Artisan beneficially owned 7,140,953 shares, with shared voting power over 6,609,540 shares and shared dispositive power over 7,140,953 shares and sole voting and dispositive power over 0 shares.
(7)Based on a Schedule 13G filed by Invesco Ltd. on February 10, 2023. Invesco Ltd. beneficially owned 7,036,951 shares with sole voting power over 6,781,697 shares and sole dispositive power over 7,036,951 shares and shared voting and dispositive power of 0 shares, which shares are reported by Invesco Ltd. as a parent holding company of its subsidiaries.
(8)Includes 1,644,677 shares subject to options that may be exercised within 60 days after March 6, 2023.
(9)Includes 109,666 shares subject to options that may be exercised within 60 days after March 7, 2022.
(10)Includes 357,652 shares subject to options that may be exercised within 60 days after March 6, 2023.
(11)Includes 27,713 shares subject to options that may be exercised within 60 days after March 6, 2023.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals, including nominations for candidates for membership on our Board of Directors, may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2024 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 25, 2023.
Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2024 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 25, 2023, in accordance with the specific procedural requirements in our Bylaws. If the Secretary fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the proposal at our 2024 Annual Meeting.
In addition to satisfying the requirements of our Bylaws, including the earlier notice deadlines set forth above and therein,to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended, no later than March 6, 2024.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2023 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a Notice of Internet Availability of Proxy Materials to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Notice of Internet Availability of Proxy Materials is being delivered to that address unless contrary instructions from any stockholder at that address were received.
We undertake to deliver promptly upon written or oral request a separate copy of Notice of the Internet Availability of
Proxy Materials, proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 12390 El Camino Real, San Diego, California 92130, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
By order of the Board of Directors,
Mark Snyder
Senior Vice President, General Counsel,
and Corporate Secretary
March 24, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

PROXY
HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2023

www.virtualshareholdermeeting.com/HALO2023
The undersigned hereby appoints Helen I. Torley and Mark Snyder, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held online on Thursday, May 5, 2023, at 8:00 a.m. Pacific Time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees	For	Against	Abstain
1A Bernadette Connaughton	☐	☐	☐
1B Moni Miyashita	☐	☐	☐
1C Matthew L. Posard	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000595445_1 R1.0.0.6